Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated as of

August 15, 2017

by and between

ESTRE AMBIENTAL S.A.

and

BOULEVARD ACQUISITION CORP. II

TABLE OF CONTENTS

		Page

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1	Definitions	3
Section 1.2	Further Definitions	12
Section 1.3	Construction	13
Section 1.4	Knowledge	14

ARTICLE II

AGREEMENT AND PLAN OF MERGER; CLOSING

Section 2.1	The Merger	14
Section 2.2	Effective Time; Closing	15
Section 2.3	Effect of the Merger	15
Section 2.4	Certificate of Incorporation; By-laws	15
Section 2.5	Directors and Officers	16
Section 2.6	Company’s Actions	16

ARTICLE III

MATTERS RELATING TO NEWCO

Section 3.1	Newco Board	16
Section 3.2	Newco Management	16
Section 3.3	Newco Organizational Documents	16
Section 3.4	Foreign Private Issuer	17

ARTICLE IV

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.1	Conversion of Securities	17
Section 4.2	Exchange of Certificates	18
Section 4.3	Stock Transfer Books	20
Section 4.4	Boulevard Warrants	20
Section 4.5	Dissenting Shares	21

i

EXHIBITS

Exhibit A — Representations and Warranties of Newco and Merger Sub
Exhibit B — Additional Closing Conditions of the Company and Boulevard
Exhibit C — Restructuring
Exhibit D — Form of Registration Rights and Lock-Up Agreement
Exhibit E — Form of Warrant Amendment
Exhibit F — Spin-off
Exhibit G — Debt Restructuring

ANNEXES

Annex A — Newco Board of Directors
Annex B — Stock Option Plan Principles

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of August 15, 2017, is entered into by and between ESTRE AMBIENTAL S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), and BOULEVARD ACQUISITION CORP. II, a Delaware corporation (“Boulevard”).

WHEREAS, promptly after the date hereof, the parties shall procure the incorporation of a Cayman Islands exempted company limited by shares (“Newco”) and a Delaware corporation as a direct wholly owned subsidiary of Newco (“Merger Sub”) for purposes of the transactions contemplated by this Agreement;

WHEREAS, it is contemplated that each of Newco and Merger Sub shall become a party to this Agreement for all purposes and subject to the terms and conditions hereunder promptly after its incorporation by executing and delivering the Admission Agreement;

WHEREAS, the Company and Newco shall complete a restructuring pursuant to, and substantially in accordance with, the steps set forth on Exhibit C to this Agreement (the “Restructuring” and the steps of the Restructuring to be completed by, and effective as of, the Effective Time being referred to as the “Pre-Closing Restructuring” and the steps of the Restructuring, other than the Pre-Closing Restructuring, being referred to as the “Post-Closing Restructuring”);

WHEREAS, it is contemplated that Newco shall, promptly following its incorporation, organize a Brazilian limited liability company (“BR Holdco”) solely for purposes of implementing certain of the steps to the Restructuring as described on Exhibit C;

WHEREAS, all  of the Company’s shareholders, except for Angra Infra Multiestratégia Fundo de Investimento em Participações (“Angra”), as of the date hereof have entered into, concurrently with the execution of this Agreement, that certain agreement approving certain steps of the Restructuring, including the exchange of their shares in the Company for shares of Newco as described on Exhibit C (the “Cooperation Agreement”; it being understood that any transferee of such shares prior to the Closing shall execute a joinder to such Cooperation Agreement effective as of the date such transferee acquires shares in the Company) which includes an agreement of such shareholder not to enter into any other transaction relating to their shares, subject to the terms and conditions of such Cooperation Agreement;

WHEREAS, following the consummation of the Pre-Closing Restructuring and immediately prior to the Effective Time, assuming the Angra Contribution has occurred on or prior to such date, there shall be 35,399,681 Newco Shares outstanding, all of which shall be owned by parties to the Cooperation Agreement;

WHEREAS, Boulevard is a blank check company incorporated to effect a Business Combination (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the

applicable parties will, as promptly as practicable following consummation of the Pre-Closing Restructuring, consummate the business combination transaction contemplated hereby pursuant to which Merger Sub will merge with and into Boulevard with Boulevard surviving such merger as a wholly owned subsidiary of Newco (the “Merger”), and, as a result of the Merger, all shares of Boulevard Common Stock and Boulevard Warrants shall be converted into the right to receive the consideration as set forth in this Agreement and the applicable parties will, as promptly as practicable following the consummation of the Merger, consummate the Post-Closing Restructuring;

WHEREAS, in connection with the Merger and as required by Boulevard’s Certificate of Incorporation (and subject to the terms of this Agreement and the Trust Agreement), certain Boulevard Stockholders will be provided an opportunity to have their shares of Boulevard Class A Common Stock redeemed for cash rather than receive consideration in the Merger consideration;

WHEREAS, the board of directors of Boulevard has approved and declared advisable the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors of the Company has approved the transactions contemplated by this Agreement, including the steps of the Restructuring applicable to the Company, upon the terms and subject to the conditions of this Agreement and in accordance with Brazilian law;

WHEREAS, for U.S. federal income tax purposes, the Restructuring and the Merger, taken together, are intended to qualify as an integrated exchange governed by the provisions of Section 351 of the Code (the “Intended Tax Treatment”);

WHEREAS, as of the Closing, the certificate of incorporation of Boulevard shall be amended and restated in the form that is mutually agreed to by Boulevard and the Company until thereafter amended as provided by law and such certificate of incorporation (and Boulevard will change its name as agreed to by the parties prior to the Closing Date);

WHEREAS, concurrently with the consummation of the Merger, Newco, certain stockholders of Boulevard and certain shareholders of Newco (that were former shareholders of the Company immediately prior to contribution of their shares in the Company to Newco as part of the Pre-Closing Restructuring) will enter into a registration rights and lock-up agreement in the form attached as Exhibit D to this Agreement (the “Registration Rights and Lock-Up Agreement”);

WHEREAS, concurrently with the execution of this Agreement, certain shareholders of the Company and Boulevard Sponsor are entering into a warrant option agreement (the “Warrant Option Agreement”) pursuant to which (and subject to the conditions therein), such shareholders of the Company will have the right to purchase up to an aggregate of thirty percent (30%) of the Boulevard Warrants owned by Boulevard Sponsor as of the date hereof, which purchase, if any, will be consummated immediately prior to the Effective Time for one dollar ($1.00) per warrant in accordance with the terms and conditions therein; and

WHEREAS, concurrently with the execution of this Agreement, Boulevard Sponsor is entering into a letter agreement pursuant to which (i) Boulevard Sponsor agrees to forfeit or cause the forfeiture to Boulevard of certain shares of Boulevard Class B Common Stock, effective as of immediately prior to the Effective Time, under certain circumstances and (ii) Boulevard Sponsor, on behalf of all holders of Boulevard Class B Common Stock, waives the rights under Section 4.3(b) of the Certificate of Incorporation as a holder of Boulevard Class B Common Stock to have the shares of Boulevard Class B Common Stock convert to shares of Boulevard Class A Common Stock at any ratio other than one-for-one.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1                                    Definitions.  As used this Agreement, the following terms shall have the following meanings:

“Acquisition Inquiry” means an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the transactions contemplated by this Agreement) with any Person  involving:  (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such Person.

“Action” means any litigation, claim, action, suit, case, dispute, assessment, summon, court notification, inspection, infraction notice, investigation, or judicial, administrative, arbitration or other proceeding of any nature, including, but not limited to, civil, tax, labor, social security, environmental, whether at law or in equity, in each case that is by or before any Governmental Authority.

“Admission Agreement” means either an admission agreement in a form acceptable to and agreed in writing by the Company and Boulevard or an amended and restated business combination agreement in a form acceptable and agreed to by the Company and Boulevard, in each case, which shall include the representations and warranties of Newco and Merger Sub set forth in Exhibit A and the additional closing conditions of the Company and Boulevard set forth in Exhibit B;

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Angra Contribution” means the contribution, if any, by Angra or one of its Affiliates of their respective Angra Shares to Newco in exchange for Newco Shares, in each case, if and to the extent such contribution is made prior to the Effective Time in accordance with, and subject to the terms and conditions of, Exhibit C (it being understood and agreed that the decision to effect or not effect the Angra Contribution shall be made prior to the Effective Time in the sole discretion of Angra).

“Angra Shares” means equity interest in the Company held by Angra or one of its Affiliates, consisting of 8,871,895 ordinary shares of the Company.

“Boulevard Board” means the board of directors of Boulevard.

“Boulevard Class A Common Stock” means Boulevard’s Class A Common Stock, par value $0.0001 per share.

“Boulevard Class B Common Stock” means Boulevard’s Class B Common Stock, par value $0.0001 per share.

“Boulevard Common Stock” means the Boulevard Class A Common Stock and the Boulevard Class B Common Stock.

“Boulevard Conversion Share” means a share of Boulevard Common Stock issued and outstanding immediately prior to the Effective Time that is not (i) cancelled pursuant to Section 4.1(a)(iii) or (ii) a Redemption Share.

“Boulevard Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on (i) the business, results of operations or financial condition of Boulevard or (ii) the ability of Boulevard to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Boulevard Per Share Merger Consideration” means, for each Boulevard Conversion Share, one (1) Newco Share.

“Boulevard Preferred Stock” means Boulevard’s preferred stock, par value $0.0001 per share.

“Boulevard Sponsor” means Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company.

“Boulevard Stockholder” means a holder of shares of Boulevard Common Stock.

“Boulevard Warrant” means a warrant entitling the holder to purchase one share of Boulevard Class A Common Stock at a price of $11.50 per share.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Inquiry” means an inquiry, indication of interest or request for information that could reasonably be expected to lead to a Business Combination Proposal.

“Business Combination Proposal” means any offer, proposal, inquiry or indication of interest relating to any Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and Sao Paulo, Brazil are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Boulevard, filed with the Secretary of State of the State of Delaware on September 21, 2015.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect described in this clause (i): (a) any changes (or proposed changes) in applicable Laws (including any changes in regulatory policies, the adoption of climate change regulation, regulations restricting emissions of greenhouse gases, and “flow-control” or other regulations restricting the transport or disposal of waste) or any interpretation thereof or GAAP, IFRS or other accounting principles or interpretation thereof; (b) changes in interest, currency or exchange rates or the price of any commodity, security or market index (including any disruption thereof), (c) any economic, political, business, financial, commodity, currency or market conditions generally (including changes therein); (d) any change generally affecting the industries and markets in which the Company and its Subsidiaries operate, including the waste management industry in Brazil and labor conditions generally in the industry in which the Company and its Subsidiaries operate; (e) the existence, occurrence or continuation of any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God, or other force majeure event; (f) the announcement, pendency or the execution of this Agreement or the performance of this Agreement or the consummation of the transactions contemplated hereby; (g) any matter or condition disclosed to Boulevard and/or its Affiliates (including to any of their respective Representatives) on or prior to the date of this Agreement, including those matters or conditions described in the Schedules to this Agreement or other matters as to which Boulevard and/or its Affiliates (including any of their respective Representatives) has actual knowledge of as of the date hereof or matters which are a matter of public knowledge as of the date hereof; (h) any failure, in and of itself, by the Company to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period, (i)

compliance by the Company or its Affiliates with the terms of this Agreement, including the failure to take any action prohibited by this Agreement, and any actions taken, or not taken, with the consent, waiver or at the request of Boulevard or any action taken to the extent expressly permitted by this Agreement; and (j) any actions taken by Boulevard or its Affiliates; provided further, that any event, circumstance, change or effect referred to in clauses (a), (c) or (d) shall be taken into account in determining whether an the Company Material Adverse Effect has occurred or would reasonably be likely to occur to the extent such event, circumstance, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses; or (ii) the ability of the Company or Newco to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Confidentiality Agreement” means that certain letter agreement, dated as of April 11, 2017, by and between Boulevard and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, whether written or oral.

“Debentures” means the first and second issuance of debentures (identified by the codes ETAM11 and ESTA12 at the B3 S.A. — Brasil, Bolsa, Balcão, respectively) by the Company, of which Banco BTG Pactual S.A., Banco Santander (Brasil) S.A., Itaú Unibanco S.A. are the sole creditors.

“Debt Restructuring Term Sheet” means the Facility Commitment Letter dated August 10, 2017 by and among Banco BTG Pactual S.A., Banco Santander (Brasil) S.A., Itaú Unibanco S.A. and the Company.

“Deferred Underwriting Commissions” means $12,950,000, payable on the Closing Date to the several underwriters named in Schedule I to that certain Underwriting Agreement, dated September 21, 2015, by and between Boulevard and Citigroup Global Markets Inc., as representative of the several underwriters.

“Employee” means each individual who, as of the applicable date of determination, is an employee of the Company or any of its Subsidiaries.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Estimated Closing Transaction Expenses” means the reasonable, good faith estimate of Boulevard and the Company of the reasonable and customary Transaction Expenses of the parties as of the Closing; it being understood that, as of the date hereof, the parties estimate that their Transaction Expenses will be comprised of fees and expenses to the advisors set forth on a document that has been agreed to and exchanged between counsel of Boulevard and the Company on the date hereof, which shall include, for each such advisor, the estimated and non-binding Transaction Expenses that is expected to be included in Estimated Closing Transaction Expenses.

“Financial Statements” means the Interim Financial Statements and the Restated Audited Financial Statements.

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any arbitral tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, compliance agreement, settlement agreement, decision, determination or award, in each case, entered by or with any Governmental Authority or arbitrator.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” of a Person means, as of any particular time, the unpaid principal amount of, and accrued interest on, (i) all indebtedness for borrowed money of such Person and its Subsidiaries (ii) any indebtedness of such Person and its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which such Person or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of business), (iv) any indebtedness guaranteed in any manner by such Person and its Subsidiaries and (v) all obligations of such Person and its Subsidiaries under leases that have been recorded by such Person and its Subsidiaries as capital leases.

“Intellectual Property” means any and all:  (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements; (ii) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (iii) technical, engineering and manufacturing information and materials; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Software, website content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter, including without limitation Software, blueprints, engineering drawings, printed or graphic matter (including all preparatory materials such as sketches, drafts, outtakes, outlines and drawings), and any audiovisual works, artwork, designs, photographs, films, slides, music, and mechanicals (“Works of Authorship”); (vi) databases and other compilations and collections of data or information; (vii) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing, domain names, uniform resource locators, social media user account names, and other names and locators associated with the Internet (collectively “Trademarks”); (viii) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information, such as product, marketing, servicing, financial, supplier, and personnel information, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; and (ix) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein; copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral, economic and other industrial property rights, however denominated).

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including without limitation:  (i) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral, economic and other industrial property rights, however denominated); (ii) other rights with respect to Software, including registrations thereof and applications therefor; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to trade secrets, including rights to limit the use or disclosure thereof; (vi) rights with respect to databases, including copyright registrations thereof and copyright applications therefor; (vii) publicity and privacy rights, including all rights with respect to use of any person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (viii) any rights equivalent or similar to any of the foregoing.

“Interim Financial Statements” means the unaudited consolidated balance sheet and statements of operations and cash flow of the Company and its Subsidiaries as of and for the three months ended March 31, 2017.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries as tenant, together with, to the extent leased by the Company or any of its

Subsidiaries, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Nasdaq” means the Nasdaq Capital Market.

“Newco Shares” means Newco’s ordinary shares, par value US$0.0001 per share.

“Object Code” means Software, in machine-readable form, including all computer programming code, substantially or entirely in binary form, which is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly and all help, message, and overlay files.

“Organizational Documents” means: (i) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its by-laws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Owned Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and/or which adequate reserves have been established in accordance with IFRS; (b)

workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’ or similar Liens arising in the ordinary course of business or by operation of law with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, other Liens, and other irregularities in title (including leasehold title) thereto that do not materially impair the use of such real property, leases or leasehold estates or that would otherwise be disclosed by a customary search of the public records; (d) any Lien or other condition relating to any real property disclosed on any title commitments, if any, available to Boulevard, and any state of facts which a current and accurate survey of the real property in question would disclose; (e) Liens identified in the Financial Statements; (f) Liens that do not materially impair the value of the property subject to such Liens or the use of such property in the Company’s business or materially interfere with the use of any asset that is materially used in connection with the Company’s business; (g) Liens arising from leases of personal property; (h) variations, if any, between tax lot lines and property lines; (i) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; and (j) Liens imposed under applicable securities Laws.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Real Property” means the Leased Real Property and the Owned Real Property collectively.

“Redeeming Stockholder” means a Boulevard Stockholder who demands that Boulevard redeem its Boulevard Class A Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Boulevard Organizational Documents.

“Redemption Share” means a share of Boulevard Class A Common Stock that is redeemed pursuant to the redemption provisions of the Boulevard Organizational Documents in connection with the consummation of the transactions contemplated hereby.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Restated Audited Financial Statements” means the restated audited consolidated balance sheets of the Company and its Subsidiaries as of and for the years ended December 31, 2015 and 2016 and the audited consolidated statements of operations, cash flow and shareholders’ equity of the Company and its Subsidiaries for the years ended December 31, 2014, 2015 and 2016.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Agreement” means a certain shareholders’ agreement of the Company entered into on September 30, 2011, as amended.

“Software” means all computer software, programs and databases (including Source Code, Object Code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing.  Software shall include any set of instructions for execution by a computer processor (including source and object) language or medium and including for the elimination of doubt, any closed or sets of instructions that are embodied or incorporated in any firmware.

“Source Code” means the non-executable, human readable version of any computer software, recorded in both printed format and in electronic media in machine readable format, with, as applicable, libraries, documentation, commentary, instructions, scripts, programmer specifications, notes (technical or otherwise), manuals, reference guides, tutorial literature, explanations, annotations and other documentation including general flow-charts, input and output layouts, field descriptions, volumes and sort sequences, data dictionaries, file layouts, proposing requirements and calculation formulae and details of all algorithms and all software or developer’s tools required to compile and generate object code with the use of the source code.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member; provided, however, with respect to the Company, its Subsidiaries shall include only those Persons that are consolidated for financial reporting purposes on the Financial Statements in accordance with IFRS.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or similar government charges in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Transaction Expenses” means, the costs and expenses incurred by any Person or for which any Person is responsible incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting, brokerage and other third-party fees required to consummate the transactions contemplated by this Agreement and other costs and expenses associated with any of the foregoing, but excluding any fees, expenses and disbursements paid or payable to such Person’s Affiliates (except for any Affiliate listed on the agreed document exchanged between counsel to Boulevard and the Company referred to in the definition of Estimated Closing Transaction Expenses).

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Warrant Agreement” means the Warrant Agreement, dated as of September 21, 2015, between Boulevard and the Trustee.

Section 1.2                                    Further Definitions.  As used this Agreement, the following terms shall have the meanings set forth in the Sections indicated for each:

Term	Section
Affiliate Agreement	Section 5.20
Agreement	Preamble
Angra	Recitals
Anti-Corruption Laws	Section 5.25(a)
Boulevard	Preamble
Boulevard Reports	Section 7.8(a)
Boulevard Specified Representations	Section 11.3(a)(i)
Boulevard Stockholder Approval	Section 7.2(b)
Boulevard Stockholders’ Meeting	Section 9.2
BR Holdco	Recitals
Certificate	Section 4.1(b)
Certificate of Merger	Section 2.2(a)
Closing	Section 2.2(b)
Closing Date	Section 2.2(b)
Company	Preamble
Company Group	Section 7.16
Company Intellectual Property	Section 5.22(a)
Company Specified Representations	Section 11.2(a)(i)
Converted Warrant	Section 4.4
Cooperation Agreement	Recitals
D&O Costs	Section 10.6(b)
D&O Expenses	Section 10.6(b)

D&O Indemnifiable Claim	Section 10.6(b)
D&O Indemnitees	Section 10.6(b)
Debt Restructuring	Section 8.7
DGCL	Recitals
Effective Time	Section 2.2(a)
EU	Section 5.25(b)
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Excluded Entities	Section 8.6
HMT	Section 5.25(b)
Intended Tax Treatment	Recitals
Interim Period	Section 8.1(a)
Material Contracts	Section 5.11(a)
Material Customers	Section 5.27(a)
Material Permits	Section 5.23
Material Suppliers	Section 5.27(b)
Merger	Recitals
Merger Sub	Recitals
Newco	Preamble
OFAC	Section 5.25(b)
Plans	Section 5.12(a)
Post-Closing Restructuring	Recitals
Pre-Closing Restructuring	Recitals
Proxy Statement/Prospectus	Section 10.1(a)
Registered Intellectual Property	Section 5.22(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	Section 10.1(a)
Restructuring	Recitals
Specified Financial Statements	5.7(a)
Spin-off	Section 8.6
Surviving Corporation	Section 2.1
Surviving Provisions	Section 12.2
Trademarks	Section 1.1
Transfer Taxes	Section 10.11
Trust Account	Section 7.6(a)
Trust Account Claims	Section 10.7(b)
Trust Agreement	Section 7.6(a)
UNSC	Section 5.25(b)
Warrant Amendment	Section 4.4
Warrant Option Agreement	Recitals
Works of Authorship	Section 1.1

Section 1.3                                    Construction.

(a)                                 Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)                                 The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)                                 All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(e)                                  The governing language of this Agreement shall be English regardless of any translation of this Agreement into another language.

(f)                                   References in this Agreement to obligations of or owing to Newco and Merger Sub shall only be applicable to such entities after such time as Newco and Merger Sub have executed the Admission Agreement.  References to the date hereof when referring to actions to be taken by Newco and Merger Sub shall be references to the date of execution of the Admission Agreement.  Upon execution of the Admission Agreement, Newco and Merger Sub shall be deemed to be parties to this Agreement in all respects.

Section 1.4                                    Knowledge.  As used herein, the phrase “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1.4, without independent investigation, and in the case of Boulevard, the actual knowledge of Stephen Trevor, Randy Takian and Thomas Larkin, without independent investigation.

ARTICLE II

AGREEMENT AND PLAN OF MERGER; CLOSING

Section 2.1                                    The Merger.  Upon the terms and subject to the conditions set forth in Article XI, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Boulevard.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Boulevard shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2                                    Effective Time; Closing.

(a)                                 Upon the terms and subject to the conditions of this Agreement, as promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time as may be agreed by each of the parties hereto and specified in the Certificate of Merger being the “Effective Time”, which, for the avoidance of doubt, shall be the same as the effective time specified in the Certificate of Merger).

(b)                                 Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the Merger will take place at 10:00 a.m., New York time, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article XI, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other time, date or place as the parties shall agree to in writing (the date on which the Closing occurs, the “Closing Date”).

(c)                                  At least ten (10) Business Days prior to the anticipated Closing Date, each of Boulevard, the Company and Newco shall deliver to each other a reasonably detailed summary of the Estimated Closing Transaction Expenses of such party (including those that were incurred and already paid and those that remain outstanding), indicating for each payee the amount already paid (and the date of payment) and the amount that remains to be paid and including invoices or other supporting material for each such outstanding amount. Unless otherwise agreed by the parties, these summaries of Estimated Closing Transaction Expenses shall be used in determining satisfaction of the condition set forth in Section 11.1(h).

Section 2.3                                    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Boulevard and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Boulevard and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4                                    Certificate of Incorporation; By-laws.

(a)                                 Unless otherwise determined by the parties hereto prior to the Closing, at the Effective Time, the certificate of incorporation of Boulevard shall be amended and restated in its entirety to be in the form that is mutually agreed to by Boulevard and the Company and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b)                                 Unless otherwise determined by the parties hereto prior to the Closing, at the Effective Time, the bylaws of Boulevard shall be amended and restated in its entirety to be in the form that is mutually agreed to by Boulevard and the Company and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.5                                    Directors and Officers.  The parties shall take all requisite action such that the individuals as determined by the Company in its discretion immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.  The parties shall take all requisite action such that the individuals as determined by the Company in its discretion immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 2.6                                    Company’s Actions.  Following the consummation of the Restructuring, the corporate books of the Company will be updated in order to reflect that Newco owns (directly or indirectly) one hundred percent (100%) of the fully subscribed and paid corporate capital of the Company; provided, however, if the Angra Contribution has not occurred prior to the Effective Time, such corporate capital of the Company held, directly or indirectly, by Newco shall represent one hundred percent (100%) of the fully subscribed and paid corporate capital of the Company (other than the Angra Shares).

ARTICLE III

MATTERS RELATING TO NEWCO

Section 3.1                                    Newco Board.  The parties shall take all requisite action such that, at the Effective Time, the board of directors of Newco shall be comprised of no fewer than nine (9) directors, at least a majority of whom shall qualify as an “Independent Director” as such term is defined in Rule 4200(a)(15) (or any successor rule) of the rules promulgated by Nasdaq that apply to issuers with equity securities listed on Nasdaq, as applicable.  The parties shall agree upon the members of the board of directors of Newco (and the class of each director) as promptly as practicable after the date hereof (based on the allocation of director designation rights set forth on Annex A) and, in any event, prior to the filing of the Proxy Statement/Prospectus, it being understood that a majority of such board of directors shall be comprised of non-U.S. residents.

Section 3.2                                    Newco Management.  The parties shall take all requisite action such that, at the Effective Time, the management of the Company shall be the management of Newco.

Section 3.3                                    Newco Organizational Documents.  The parties shall take all requisite action to ensure and cause, as of the Effective Time, the Newco’s Organizational Documents to be in the form that is mutually agreed to by the Company and Boulevard and included as an exhibit to the Proxy Statement/Prospectus.

Section 3.4                                    Foreign Private Issuer.  The parties shall take all requisite action such that, at the Effective Time, Newco shall be a foreign private issuer as defined in Rule 405 under the 1933 Act, including but not limited to, all actions necessary to comply with the requirements relating to the composition of the board of directors of Newco.

ARTICLE IV

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.1                                    Conversion of Securities.

(a)                                 At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, Boulevard or the holders of any of the following securities:

(i)                                     each Boulevard Conversion Share shall be cancelled and shall be converted automatically, subject to Section 4.2, into the right to receive the Boulevard Per Share Merger Consideration, payable upon surrender, in the manner provided in Section 4.2, of the certificate that formerly evidenced such Boulevard Conversion Share;

(ii)                                  each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation; and

(iii)                               each share of Boulevard Common Stock held by Boulevard as treasury stock (including Redemption Shares held by Boulevard), and each share of Boulevard Common Stock held by any direct or indirect Subsidiary of Boulevard, in each case as of immediately prior to the Effective Time, automatically shall be cancelled and cease to exist without any conversion thereof, and no consideration shall be paid with respect thereto.

(b)                                 From and after the Effective Time, each Boulevard Conversion Share will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of (i) a certificate previously representing any Boulevard Conversion Shares or (ii) Boulevard Conversion Shares that are in non-certificated book-entry form (either case (i) or (ii) being referred to in this Agreement, to the extent applicable, as a “Certificate”) will thereafter cease to have any rights with respect to such Boulevard Conversion Shares, except the right to receive the Boulevard Per Share Merger Consideration.

(c)                                  Each Redemption Share shall not be entitled to receive the Boulevard Per Share Merger Consideration and shall be converted into the right to receive, in cash, an amount per share calculated in accordance with the Boulevard Organizational Documents.  At or as promptly as practical after the  Effective Time, the Surviving Corporation shall make the cash payments required under the Boulevard Organizational Documents in respect of each such Redemption Share.  As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a share certificate or book-entry shares representing such Redemption Shares shall cease to have any rights with respect thereto, except the right to receive the cash payments referred to in the immediately preceding sentence.

Section 4.2                                    Exchange of Certificates.

(a)                                 Exchange Agent.  Newco shall deposit, or shall cause to be deposited, with such bank or trust company that may be designated by Newco and is reasonably satisfactory to Boulevard (the “Exchange Agent”), for the benefit of the holders of Boulevard Conversion Shares, certificates representing the Newco Shares issuable pursuant to Section 4.1(a)(i) as of the Effective Time (such certificates for Newco Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Newco Shares contemplated to be issued pursuant to Section 4.1(a)(i) out of the Exchange Fund.  Except as contemplated by Section 4.2(g), the Exchange Fund shall not be used for any other purpose.

(b)                                 Exchange Procedures.  As promptly as practicable after the Effective Time, Newco shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Boulevard Conversion Shares entitled to receive the Boulevard Per Share Merger Consideration pursuant to Section 4.1(a)(i):  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange for Certificates representing the Boulevard Conversion Shares, a certificate representing that number of whole Newco Shares which such holder has the right to receive pursuant to the provisions of Section 4.1(a)(i) in respect of the Boulevard Conversion Shares formerly represented by such Certificate (after taking into account all Boulevard Conversion Shares then held by such holder) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c).  In the event of a transfer of ownership of Boulevard Conversion Shares that is not registered in the transfer records of Boulevard, a certificate representing the proper number of Newco Shares that such holder has the right to receive pursuant to the provisions of Section 4.1(a)(i), and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c) may be issued to a transferee if the Certificate representing such Boulevard Conversion Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at all times after the Effective Time to represent, as applicable, only the right to receive upon such surrender the certificate representing Newco Shares that such holder has the right to receive pursuant to the provisions of Section 4.1(a)(i) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c).

(c)                                  Distributions with Respect to Unexchanged Newco Shares.  No dividends or other distributions declared or made after the Effective Time with respect to the Newco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Newco Shares represented thereby until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Newco Shares issued in exchange therefor, without interest, (i) promptly and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Newco Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Newco Shares.

(d)                                 No Further Rights in Boulevard Common Stock.  All Newco Shares issued upon conversion of the Boulevard Conversion Shares in accordance with the terms hereof (including any cash paid pursuant to Section 4.2(c)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Boulevard Conversion Shares.

(e)                                  No Fractional Shares.  No fractional Newco Shares are contemplated to be issued pursuant to this Agreement.

(f)                                   Certain Adjustments.  If after the date hereof and prior to the Effective Time, Boulevard pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Boulevard Common Stock, then the Boulevard Per Share Merger Consideration will be appropriately adjusted to provide to the holders of the Boulevard Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Boulevard Per Share Merger Consideration, subject to further adjustment in accordance with this provision.

(g)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Boulevard Conversion Shares for one year after the Effective Time shall be delivered to Newco, upon demand, and any holders of Boulevard Conversion Shares who have not theretofore complied with this Article IV shall thereafter look only to Newco for the Newco Shares and, as applicable, and any dividends or other distributions with respect to the Newco Shares to which they are entitled pursuant to Section 4.2(c), as applicable.  Any portion of the Exchange Fund remaining unclaimed by holders of Boulevard Conversion Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Newco free and clear of any Liens, including claims or interest of any Person previously entitled thereto.

(h)                                 No Liability.  None of the Exchange Agent, Newco, or the Surviving Corporation shall be liable to any holder of shares of Boulevard Common Stock for any such shares of Boulevard Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i)                                     Withholding Rights.  Each of Newco and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Boulevard Conversion Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Newco or the Surviving Corporation, as the case may be, and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Boulevard Conversion Shares in respect of which such deduction and withholding was made by Newco and the Surviving Corporation, as the case may be.

(j)                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such person of a bond, in such reasonable amount as Newco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Newco Shares and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c), as applicable.

Section 4.3                                    Stock Transfer Books.  At the Effective Time, the stock transfer books of Boulevard shall be closed and there shall be no further registration of transfers of shares of Boulevard Common Stock thereafter on the records of Boulevard.  From and after the Effective Time, the holders of Certificates representing shares of Boulevard Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Boulevard Common Stock except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any such Certificates presented to the Exchange Agent or Newco for any reason shall be converted into Newco Shares to which the holders thereof have the right to receive pursuant to the provisions of Section 4.1(a)(i), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

Section 4.4                                    Boulevard Warrants.  At the Effective Time, each Boulevard Warrant that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Boulevard Class A Common Stock and shall be converted, at the Effective Time, into a right to acquire Newco Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement.  The number of Newco Shares subject to each such Converted Warrant shall be equal to the number of shares of Boulevard Class A Common Stock subject to each such Boulevard Warrant immediately prior to the Effective Time multiplied by the Boulevard Per Share Merger Consideration, and such Converted Warrant shall have an exercise price per share equal to the exercise price per Newco Share of Boulevard Class A Common Stock subject to such Boulevard Warrant immediately prior to the Effective Time, in each case, pursuant to the Warrant Agreement.  The parties shall cause the Warrant Agreement to be amended as of the Effective Time to the extent necessary to give effect to this Section 4.4, including adding Newco as a party thereto, such amendment to be substantially in the form of Exhibit E (the “Warrant Amendment”).

Section 4.5                                    Dissenting Shares.  In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Boulevard Common Stock in connection with the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is readily apparent on its face), the Company represents and warrants to Boulevard (and to Newco and Merger Sub, upon such parties joining this Agreement) as follows:

Section 5.1                                    Corporate Organization.  The Company has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.  The Company has not conducted and does not currently conduct any activity in conflict with or in excess of its corporate purpose. The copies of the Organizational Documents of the Company previously made available by the Company to Boulevard are true, correct and complete and are in full force and effect.  The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not be a Company Material Adverse Effect.

Section 5.2                                    Subsidiaries.

(a)                                 Schedule 5.2(a) sets forth a true, complete and accurate list of the Subsidiaries of the Company and the kind and percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each other Subsidiary of the Company.  Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.  Each Subsidiary of the Company has not conducted and does not currently conduct any activity in conflict with or in excess of its corporate purpose.  Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not be a Company Material Adverse Effect.

(b)                                 Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries and the other entities (including the Excluded Entities) set forth on Schedule 5.2(b), neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.3                                    Due Authorization.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by Boulevard, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.4                                    No Conflict.  Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 or on either Schedule 5.4 or Schedule 5.5, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not be a Company Material Adverse Effect.

Section 5.5                                    Governmental Authorities; Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) the premerger notification and waiting period requirements of the HSR Act, (b) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger in Delaware in accordance with the DGCL, (d) the approvals and consents to be obtained by Boulevard and Newco pursuant to Section 7.5 and the Admission Agreement  and (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

Section 5.6                                    Capitalization.

(a)                                 As of the date hereof, (i) the authorized share capital of the Company consists of R$500 million, and (ii) all of the issued and outstanding ordinary shares of the Company are outstanding and issued only to the Persons specified on Schedule 5.6 (with the number of ordinary shares held by each such Person specified on Schedule 5.6).

(b)                                 Following the consummation of the Restructuring, (i) the authorized share capital of the Company shall consist of 106,050,385 ordinary shares, and (ii) Newco shall own, directly or indirectly, 106,050,385 ordinary shares of the Company representing one hundred percent (100%) of the outstanding ordinary shares of the Company; provided, however, if the Angra Contribution has not occurred prior to the Effective Time, such ordinary shares of the Company held, directly or indirectly, by Newco shall represent one hundred percent (100%) of the outstanding ordinary shares of the Company (other than the Angra Shares).

(c)                                  Following the consummation of the Pre-Closing Restructuring and immediately prior to the Effective Time, there shall be 35,399,681 Newco Shares outstanding, all of which shall be owned by parties to the Cooperation Agreement assuming the Angra Contribution has occurred; provided, however, if the Angra Contribution has not occurred prior to the Effective Time, then there shall be 32,438,237 Newco Shares outstanding, with Agra continuing to hold the Angra Shares.  Except as set forth in the preceding sentence, following the consummation of the Pre-Closing Restructuring and immediately prior to the Effective Time, there shall be no other equity interests of Newco, or securities exercisable for, or convertible into, equity interest of Newco, issued or outstanding.

(d)                                 Following the consummation of the Restructuring, (i) there shall be (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for ordinary shares or other equity interests of the Company or ordinary shares or other equity interests of any of the Company’s Subsidiaries, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any ordinary shares or other equity interests in or debt securities of, the Company or any of its Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of its Subsidiaries and (ii) the outstanding ordinary shares or other equity interests of the Company and each of its Subsidiaries (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Law, (C) were not issued in breach or violation of any preemptive rights or Contract and (D) do not have any agreements, options, other rights, obligations or Liens related to them.

Section 5.7                                    Financial Statements.

(a)                                 True and complete copies of the consolidated balance sheets of the Company and its Subsidiaries as of and for the years ended December 31, 2015 and 2016 and the consolidated statements of operations, cash flow and shareholders’ equity of the Company and its Subsidiaries for the years ended December 31, 2014, 2015 and 2016 (the “Specified Financial Statements”) have been made available to Boulevard, and are attached to Schedule 5.7(a).  The Specified Financial Statements, present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Specified Financial Statements in conformity with IFRS as applied by the Company and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b)                                 The Restated Audited Financial Statements and the Interim Financial Statements, when issued and delivered, present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Restated Audited Financial Statements and Interim Financial Statements in conformity with IFRS as applied by the Company (except, in the case of the Interim Financial Statements, for the absence of footnotes and for normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. The Restated Audited Financial Statements, when issued and delivered, shall present the consolidated financial position, results of operations, changes in stockholders equity and the beginning and ending balance of cash flows of the Company and its Subsidiaries that are not, in the aggregate, materially different from the Specified Financial Statements; provided that the following shall not be taken into account when determining whether there is, in the aggregate, a material difference: (i) the information set forth on Schedule 5.7(b); (ii) the notes to the Specified Financial Statements and such Restated Audited Financial Statements (and any differences between such notes) and (iii) in the case of the cash flow statements of the Company and its Subsidiaries, any changes other than changes to the beginning and ending balances of such cash flow statements.  The Restated Audited Financial Statements, when issued and delivered, will be in accordance with IFRS as issued by the International Accounting Standards Board.  After discussions with its external auditors, the Company’s management primarily responsible for financial presentation believes that, the methodologies and basis used to prepare the Company’s audited and interim financial statements for the years ending December 31, 2017 and December 31, 2018 will not change from those used to prepare the Restated Audited Financial Statements, other than as a result of changes to IFRS, including, but not limited to, the changes contemplated in IFRS Rule 9 and IFRS Rule 15 regarding the recognition and measurement, impairment, de-recognition and general hedge accounting and revenue recognition.

(c)                                  Schedule 5.7(c) contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since January 1, 2014 and the fees paid for such services.  None of the Company or any of its Subsidiaries has any off-balance sheet arrangements.

(d)                                 The Company has established and maintains disclosure controls and procedures as required pursuant to applicable Law.  Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer.

(e)                                  Each of the Company and its Subsidiaries has established and maintains a system of internal controls over financial reporting as required pursuant to applicable Law. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with IFRS.

Section 5.8                                    Undisclosed Liabilities.  There are no material Liabilities of the Company or its Subsidiaries that would be required to be reflected on a balance sheet of the Company and its Subsidiaries prepared in accordance with IFRS, except for Liabilities (a) disclosed, reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of the operation of the business of the Company and its Subsidiaries, (c) disclosed in the Schedules, (d) arising under any Contract, other than as a result of a breach thereof by the Company or any of its Subsidiaries or (e) arising in connection with the transactions contemplated by this Agreement, including the Restructuring, Spin-off and Debt Restructuring.

Section 5.9                                    Litigation.  Except as set forth on Schedule 5.9, there are no pending or, to the knowledge of the Company, threatened in writing, Actions against, the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their respective assets, that would have a Company Material Adverse Effect.

Section 5.10                             Compliance with Laws and Governmental Orders.  The Company and its Subsidiaries (a) conduct their business in accordance with all Laws and Governmental Orders applicable to the Company and its Subsidiaries and are not in violation of any such Law or Governmental Order, in each case, except as would not have a Company Material Adverse Effect and (b) have not received any written communications since January 1, 2015 from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law, except where such violation would not have a Company Material Adverse Effect.

Section 5.11                             Material Contracts.

(a)                                 Schedule 5.11(a) sets forth a true, complete and accurate list, as of the date hereof, of each of the following Contracts of the Company or any of its Subsidiaries or by which the Company, any of its Subsidiaries, or any of their respective properties or assets are bound or affected (such Contracts being “Material Contracts”):

(i)                                     all Contracts with Material Customers (other than routine purchase orders and other ordinary course non-material Contracts);

(ii)                                  all Contracts with Material Suppliers (other than routine purchase orders and other ordinary course non-material Contracts);

(iii)                               all Contracts with independent contractors or consultants (or similar arrangements), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its subsidiaries, involving a payment by the Company or any of its Subsidiaries of more than R$3,000,000 in any fiscal year that are not cancelable without penalty or further payment and without more than 60 days’ notice;

(iv)                              all Contracts of the Company or any of its Subsidiaries relating to Indebtedness;

(v)                                 all Contracts that involve any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(vi)                              all Contracts that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(vii)                           all Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(viii)                        Contracts between the Company or any of its Subsidiaries, on the one hand, and any of their respective directors or employees, on the other hand, that cannot be cancelled by the Company (or the applicable Subsidiary) within 60 days’ notice without material Liability, penalty or premium (but for the avoidance of doubt, excluding any Contracts between the Company, on the one hand, and any of its Subsidiaries, on the other hand);

(ix)                              all Contracts between the Company or any of its Subsidiaries and any Governmental Authority that are material to the business of the Company and its Subsidiaries, taken as a whole;

(x)                                 all Contracts that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time or that grant exclusivity rights to a supplier, sales representative, distributor or similar person;

(xi)                              all Contracts that contain any provision pursuant to which the Company or any of its Subsidiaries is obligated to indemnify or make any indemnification payments to any Person (other than Contracts entered in the ordinary course of business of the Company or any of its Subsidiaries); and

(xii)                           all Contracts, the absence of which would have a Company Material Adverse Effect.

(b)                                 (i) Each Material Contract is valid and binding on the Company or its applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and, to the knowledge of the Company, is not void or voidable for any reason, including by reason of any methods used to obtain such Material Contract, and (ii) the Company and its Subsidiaries and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

Section 5.12                             Employee Benefit Matters.

(a)                                 Schedule 5.12(a) lists, as of the date hereof, all material compensation, benefit, fringe benefit and other plans, programs, arrangements and agreements, pension plans or similar instruments or which could give rise to payments for providing retirement, death, disability or life assurance benefits, share incentives, share option, profit sharing, bonus or other incentive arrangements, including employee benefit trusts, relating to any employees or any former employees of the Company or any of its Subsidiaries (A) to which the Company or any of its Subsidiaries is a party; or (B) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former Employee, officer or director (collectively, the “Plans”).

(b)                                 (i) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws; (ii) the Company or the applicable Subsidiary has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the knowledge of the Company, there is no material default or violation by any party to, any Plan; and (iii) as of the date hereof, no Action is pending or threatened in writing with respect to any Plan (other than claims for benefits in the ordinary course).

Section 5.13                             Labor Matters.

(a)                                 (i) There are no controversies pending or, to the knowledge of the Company, threatened in writing between the Company or any of its Subsidiaries and any of their respective employees, which controversies could have a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has materially breached or otherwise materially failed to comply with any provision of any collective bargaining agreement, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract as of the date hereof; (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof in writing, by or with respect to any employees of the Company or any of its Subsidiaries; (v) the employment relationships with the employees (fulltime and part-time employees) are, and have been since January 1, 2015, in compliance with the requirements of applicable Laws, collective agreements, works agreements and individual agreement, except for matters that would not have a Company Material Adverse Effect; (vi) there is no material labor or social security indemnity that is due by the Company or any of its Subsidiaries as of the date hereof in excess of R$1,000,000, except as may become due in case of decision against the Company and/or its Subsidiaries resulting from the Actions listed in Schedule 5.13; and (vii) the execution of this Agreement and the implementation of the obligations set forth herein shall not create any additional payment or remuneration increase to any employee or manager of the Company or any of its Subsidiaries.

(b)                                 Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classifications, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations and unemployment insurance, hiring of temporary workers, interns and apprentices.

(c)                                  With respect to each Plan, (i) all employer and employee contributions to each Plan required by Law or by the terms of such Plan have been made, or, if applicable, accrued in all material respects in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance, or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current or former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations and (iii) each Plan required to be registered has been registered and has been maintained in good standing with all applicable Governmental Authorities.

Section 5.14                             Taxes.  Except for matters that would not be a Company Material Adverse Effect:

(a)                                 (i) All Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements); (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn or that are being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Authority is pending or threatened in writing; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver is currently pending; (vi) each of the Company and its Subsidiaries is not subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) each of the Company and its Subsidiaries is not a party or subject to any tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or the administrative sphere; (viii) the Company is not a party to any Tax allocation or sharing agreement; (ix) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and (x) there are no Tax liens on any assets of the Company or any of its Subsidiaries (other than Permitted Liens).

(b)                                 Each of the Company and its Subsidiaries (i) has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment and (ii) except as set forth in the Registration Statement, does not have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.15                             Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates for which the Company or any of its Subsidiaries has any obligation.

Section 5.16                             Insurance.  The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).  As of the date hereof, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  The policies have been contracted in accordance with applicable Laws and all premiums due and payable under all such policies have been paid when due, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. There is no violation or default by the Company and its Subsidiaries related to any provision in any of such insurance policies that has had a Company Material Adverse Effect.

Section 5.17                             Real Property; Assets.

(a)                                 Schedule 5.17(a) lists the street address of each parcel of Owned Real Property.  The Company or one of its Subsidiaries has good and valid title in fee simple to each parcel of Owned Real Property free and clear of all Liens (other than Permitted Liens).

(b)                                 Schedule 5.17(b) contains a true, correct and complete list of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms and rental payment amounts pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.  No material defaults by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any of leases governing the Leased Real Property.

(c)                                  Except as would not have a Company Material Adverse Effect, there is no violation of any Law (including any building, planning or zoning law) relating to any of the Owned Real Property or Leased Real Property.  Except as would not have a Company Material Adverse Effect, either the Company or one of its Subsidiaries, as the case may be, is in peaceful and undisturbed possession of each parcel of Owned Real Property and Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Owned Real Property and Leased Real Property for the purposes for which it is currently being used.

(d)                                 Except as would not have a Company Material Adverse Effect, no improvements on the Owned Real Property or Leased Real Property and none of the current uses and conditions thereof violate any Lien, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Owned Real Property or Leased Real Property, other than those which are transferable with the Owned Real Property and the Leased Real Property, are required by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property.

(e)                                  The Real Property is currently zoned so as to allow the operation of the business of the Company and its Subsidiaries as currently being operated thereon.

(f)                                   Except for such imperfections of title, if any, that would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, and (ii) Owned Real Properties and owned assets are free and clear of all mortgages, pledges, Liens, expropriation, eviction, constriction, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer. Each of the Company and each of its Subsidiaries has free and unrestricted access to public roads duly formalized before the competent Governmental Authorities, free and clear of any obstacles and no easement, license, concession, decree, administrative rule or any other act or matter of any other nature, prohibits, materially interferes or limits the access to any of the Owned Real Property, in a manner that would have a material adverse effect on their value or their use. As of the date hereof, none of the Company or any of its Subsidiaries has received written notice from any Governmental Authority of any pending or threatened in writing Action to condemn or take by power of eminent domain or otherwise, or any sale or other disposition in lieu of condemnation, by any Governmental Authority, all or any material part of the Owned Real Property of the Company and its Subsidiaries.

Section 5.18                             Environmental Matters.  Except for matters that would not be a Company Material Adverse Effect:

(a)                                 (i) The Company and its Subsidiaries are in compliance with all Environmental Laws, and the business of the Company and its Subsidiaries, including the Real Property, are being operated in compliance with all Environmental Laws; (ii) neither the Company nor its Subsidiaries has received written notice of any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; (iii) neither the Company nor its Subsidiaries have received written notice of any material civil, criminal, regulatory or administrative action, claim or other proceeding or suit relating to Environmental Law or permits or that it is responsible, in whole or in part, for the cleaning or remediation of any substance in any location, or any notification or threat in writing from any Governmental Authority to revoke, terminate or change any permits; (iv) no Action is pending or threatened in writing with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law, including claims for damages, release order, penalty or other potential contingency in connection with or related to breaches of any Environmental Law, (v) to the knowledge of the Company, none of the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Material, (vi) to the knowledge of the Company, none of the Company or any of its Subsidiaries is actually or potentially liable for any off-site contamination by Hazardous Materials; (vii) each of the Company and each of its Subsidiaries has, and is and has been in compliance with, all permits, licenses and other authorizations required under any Environmental Law, (viii)  each of the Company and each of its Subsidiaries has timely filed all reports and notifications required to be filed and maintain all necessary records and data in compliance with Environmental Law; and (ix) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or environmental Permit;

(b)                                 No Hazardous Materials have been Released at or under any real property currently owned, leased or operated by the Company or any of its Subsidiaries, during the period of ownership, lease or operation of such real property by the Company or any of its Subsidiaries, and, to the knowledge of the Company, during any time prior to the ownership, lease or operation by the Company or any of its Subsidiaries; and

(c)                                  None of the Company or any of its Subsidiaries has generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Material at any location except in compliance with all Environmental Laws, and in a manner and quantity reasonably necessary for the conduct of the business of the Company and its Subsidiaries.

Section 5.19                             Absence of Changes.  Since the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, (a) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (b) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the written consent of Boulevard, would constitute a breach of any of the covenants set forth in Sections 8.1(b)(iv) and (b)(vi) through (b)(xiii).  Since the date of the most recent balance sheet included in the Interim Financial Statements, there has not occurred any Company Material Adverse Effect.

Section 5.20                             Affiliate Transactions.  Except as set forth on Schedule 5.20, (a) none of the Affiliates, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement that is still in full force and effect as of the date hereof and has material outstanding rights or obligations, an “Affiliate Agreement”), (b) other than pursuant to the Affiliate Agreements, there are no material Liabilities between the Company or any of its Subsidiaries, on the one hand, and any of the Affiliates (other than Subsidiaries or the Persons set forth on Schedule 5.2(b)), officers or directors of the Company or its Subsidiaries, on the other hand, (c) no Affiliate, officer or director of the Company or its Subsidiaries owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any of its Subsidiaries currently uses in the conduct of its business as currently conducted and (c) no Affiliate, officer or director of the Company or its Subsidiaries possesses, directly or indirectly, any financial interest in, or holds a position as a director, officer or employee of, any Person which is a material client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any of its Subsidiaries.

Section 5.21                             Approval.  The board of directors of the Company, by resolutions duly adopted by unanimous vote of those voting (and not abstaining) at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved the Restructuring, this Agreement and the Merger.

Section 5.22                             Intellectual Property.

(a)                                 Schedule 5.22(a) sets forth a true and complete list of (i) all registered Intellectual Property and all pending patent applications for the registration of Intellectual Property that are  owned by the Company or its Subsidiaries (the “Registered Intellectual Property”) as of the date hereof; and (ii) all material licenses for Intellectual Property Rights used in the business of the Company or its Subsidiaries, specifying for each the license pursuant to which the Company has the right to use the Intellectual Property, excluding licenses for generally commercially available software or services entered into in the ordinary course of business (collectively, and together with any other Intellectual Property owned by the Company or its Subsidiaries, the “Company Intellectual Property”).

(b)                                 To the Company’s knowledge, the Company or one of its Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable written license, all Intellectual Property necessary for, or used or held for use, in the operation of the business of the Company and its Subsidiaries.

(c)                                  There are no Actions against the Company or any of its Subsidiaries that are pending, or are threatened in writing, that challenge the validity or enforceability of any Registered Intellectual Property.  None of the Company Intellectual Property is subject to any outstanding order by any Governmental Authority.  To the Company’s knowledge, all Registered Intellectual Property is valid, enforceable and subsisting.

(d)                                 To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any third party’s Intellectual Property Right, except for such infringements, misappropriations, dilutions, or other violations that would not be a Company Material Adverse Effect.

(e)                                  To the knowledge of the Company, the Company and each of its Subsidiaries have taken commercially reasonable or necessary actions and follow commercially reasonable practices common in the industry to maintain, protect and enforce the Company Intellectual Property owned by the Company or its Subsidiaries, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information.

(f)                                   There are no Actions against the Company or any of its Subsidiaries that are pending or are threatened in writing alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any other Persons.  To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property in any manner that would be a Company Material Adverse Effect.

Section 5.23                             Permits.  Each of the Company and its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not have a Company Material Adverse Effect  (the “Material Permits”).  Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, and the Company and its Subsidiaries have timely executed the relevant requirements for the renewal of such Material Permits, whenever needed and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries.

Section 5.24                             Proxy Statement/Prospectus and Registration Statement.  None of the information relating to the Company or its Subsidiaries supplied by the Company in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Boulevard’s stockholders, at the time of the Boulevard Stockholders’ Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 5.25                             Certain Business Practices.

(a)                                 Since January 1, 2015, except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries (with respect to actions taken by such persons on behalf of, or for the express benefit of, the Company or any of its Subsidiaries), has directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the Anti-Corruption Law of Brazil (Law No. 12,846/2013), the Organization of Economic Cooperation & Development (OECD) Convention on Combating Bribery of Foreign Officials in International Business Transactions (1997) (implemented in Brazil by Law No. 10,467 and Law No. 9,613), and the Organization of American States (OAS) Inter-American Convention Against Corruption (1997) (ratified by Brazil in 2002), or any similar anti-corruption or anti-bribery Law, in each case, as such Laws may be amended from time to time and to the extent such Laws are applicable to the Company or any of its Subsidiaries (collectively, the “Anti-Corruption Laws”) or, in violation of the Anti-Corruption Laws (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, whether directly or indirectly, or (c) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(b)                                 Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries, and each of their respective directors and officers (with respect to actions taken by such persons on behalf of, or for the express benefit of, the Company or any of its Subsidiaries), is, and since January 1, 2015, has been, in full compliance with the applicable provisions of (i) U.S. export Laws and regulations, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Export Administration Regulations (15. C.F.R. §§ 730-774), the economic sanctions regulations and guidelines administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”) and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended, and (ii) restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders, and decrees of various agencies of the governments of the countries where the Company or its Subsidiaries does business, and the export Laws of the other countries where it conducts business, in each case of (i) and (ii), as and to the extent applicable to the operations of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries or their Affiliates has received any notices of noncompliance, complaints or warnings with respect to its compliance with export Laws in relation to the business of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor any Person, Affiliate, or consultant acting on behalf thereof, is an entity or individual that is (i) the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council (“UNSC”), Her Majesty’s Treasury (“HMT”), the European Union (“EU”); or (ii) located or resident in, or organized under the Laws of, a country subject to OFAC, UNSC or HMT or EU administered or enforced sanctions. None of the shareholders of the Company as of the date hereof is a Person that is the subject of OFAC, UNSC or HMT or EU administered sanctions or is located or resident in, or organized under the Laws of, any such country.

Section 5.26                             No U.S. Operations.  None of the Company or any of its Subsidiaries currently owns, and has not owned during the two years prior to the date hereof, any assets or properties, carried on any business, conducted any operations or incurred any Liabilities in the United States or its territories.  None of the Company or any of its Subsidiaries has now, or has ever in the past had, any Employees resident in the United States or its territories.

Section 5.27                             Customers and Suppliers.

(a)                                 Schedule 5.27(a) sets forth (i) each customer from who the Company and its Subsidiaries have received payment for goods or services rendered in an amount greater than or equal to R$2.5 million in the aggregate during the year ended December 31, 2016 (collectively, the “Material Customers”), and (ii) the aggregate amount of purchases by all Material Customers during such period.  As of the date hereof, none of the Material Customers has notified the Company or any of its Subsidiaries that it is canceling or terminating (or intends to cancel or terminate), or material reducing (or intends to materially reduce), its relationship with the Company and its Subsidiaries.

(b)                                 Schedule 5.27(b) sets forth (i) each suppler to whom the Company and its Subsidiaries have paid consideration for goods or services rendered in an amount greater than or equal to R$2 million during the year ended December 31, 2016 (collectively, the “Material Suppliers”), and (ii) the aggregate amount of purchases from all Material Suppliers during such period.  As of the date hereof, none of the Material Suppliers has notified the Company or any of its Subsidiaries that it is canceling or terminating (or intends to cancel or terminate), or material reducing (or intends to materially reduce), its relationship with the Company and its Subsidiaries.

Section 5.28                             Restructuring.  The Restructuring shall comply in all material respects with all applicable Laws and, shall not result in the imposition of any material Taxes or any other material third party payments.  The Restructuring shall not (a) require, and the Company will not seek, any consent from any Governmental Authority or any Tax ruling, (b) require any other third party consents or (c) violate the terms and conditions of the Company’s Organizational Documents or (d) violate any material term of any Material Contract.

Section 5.29                             Debt Restructuring.  The Debt Restructuring shall comply in all material respects with all applicable Laws and, shall not result in the imposition of any material Taxes or any other material third party payments by the Company, other than payments that are expressly contemplated by the Debt Restructuring Term Sheet.  The Debt Restructuring shall not (a) require, and the Company will not seek, any consent from any Governmental Authority or any Tax ruling, (b) require any other third party consents except as specifically contemplated by the Debt Restructuring or (c) violate the terms and conditions of the Company’s Organizational Documents or (d) violate any material term of any Material Contract.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
OF NEWCO AND MERGER SUB

[Reserved — to be included in the Admission Agreement]

ARTICLE VII

REPRESENTATIONS AND WARRANTIES
OF BOULEVARD

Except as set forth in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is readily apparent on its face) or in the Boulevard Reports filed after January 1, 2017 and prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of any Boulevard Report filed after January 1, 2017 or any other disclosure in any Boulevard Report filed after January 1, 2017 to the extent that such disclosure is predictive, forward-looking or non-specific in nature and provided that nothing disclosed in such Boulevard Reports shall be deemed to be a qualification to Sections 7.2, 7.3, 7.6 and 7.12), Boulevard represents and warrants to the Company (and to Newco and Merger Sub, upon such parties joining this Agreement) as follows:

Section 7.1                                    Corporate Organization.  Boulevard has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted.  Boulevard has not conducted and does not currently conduct any activity in conflict with or in excess of its corporate purpose. The copies of the Organizational Documents of Boulevard previously made available to the Company are true, correct and complete and are in full force and effect.  Boulevard is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be a Boulevard Material Adverse Effect.  Boulevard has no direct or indirect Subsidiaries.

Section 7.2                                    Due Authorization.

(a)                                 Boulevard has all requisite corporate power and authority to execute, deliver and perform this Agreement and (subject to the approvals described in Section 7.5 and receipt of the Boulevard Stockholder Approval) to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boulevard Board and except for the Boulevard Stockholder Approval, no other corporate proceeding on the part of Boulevard is necessary to authorize this Agreement or Boulevard’s performance hereunder.  This Agreement has been duly and validly executed and delivered by Boulevard and assuming due authorization and execution by the Company, this Agreement constitutes a legal, valid and binding obligation of Boulevard, enforceable against Boulevard in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)                                 The affirmative vote of holders of a majority of the outstanding shares of Boulevard Common Stock entitled to vote at the Boulevard Stockholders’ Meeting, assuming a quorum is present, to approve the adoption of this Agreement is the only vote of any of Boulevard’s capital stock necessary in connection with the entry into this Agreement by Boulevard and the consummation of the transactions contemplated hereby, including the Closing (the “Boulevard Stockholder Approval”).

(c)                                  At a meeting duly called and held, the Boulevard Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Boulevard’s stockholders, (ii) determined that the fair market value of the Company and its Subsidiaries is equal to at least 80% of the amount held in the Trust Account (less any Deferred Underwriting Commissions and taxes payable on the income earned on the Trust Account) as of the date hereof, (iii) approved the transactions contemplated by this Agreement as a Business Combination and (iv) resolved to recommend that the Boulevard Stockholders vote their shares of Boulevard Common Stock in favor of the adoption of this Agreement.

Section 7.3                                    No Conflict.  The execution, delivery and performance of this Agreement by Boulevard and, upon receipt of the Boulevard Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of Boulevard, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Boulevard or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract to which Boulevard is a party, or (d) result in the creation of any Lien upon any of the properties or assets of Boulevard, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not be a Boulevard Material Adverse Effect.

Section 7.4                                    Litigation.  There are no pending or, to the knowledge of Boulevard, threatened in writing, Actions against Boulevard or otherwise affecting Boulevard or its assets.

Section 7.5                                    Governmental Authorities; Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of

Boulevard with respect to its or their execution, delivery or performance of its or their obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) the premerger notification and waiting period requirements of the HSR Act, (b) the filing with the SEC of (i) the Proxy Statement/Prospectus, (ii) the Registration Statement and (iii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) such filings with and approvals of Nasdaq to permit the Newco Shares to be issued in the Merger and the related Converted Warrants to be listed on Nasdaq, (d) the filing of the Certificate of Merger in Delaware in accordance with the DGCL, (d) the approvals and consents to be obtained by the Company and Newco pursuant to Section 5.5 and as set forth in the Admission Agreement  and (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be a Boulevard Material Adverse Effect.

Section 7.6                                    Trust Account.

(a)                                 Boulevard has (and will have immediately prior to the Closing) at least $370,000,000 (less, as of the Closing, payments to Redeeming Stockholders) in a trust account established by Boulevard for the benefit of its public stockholders at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by the Trustee, pursuant to the Investment Management Trust Agreement, dated as of September 21, 2015, between Boulevard and the Trustee (the “Trust Agreement”).  Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Boulevard Organizational Documents and Boulevard’s final prospectus dated September 21, 2015.  Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.  The Trust Agreement is in full force and effect and enforceable in accordance with its terms and has not been amended or modified.  Boulevard has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Boulevard, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder.  There are no separate contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Boulevard Reports to be inaccurate or that would entitle any Person (other than Redeeming Stockholders) to any portion of the proceeds in the Trust Account.  There are no claims or proceedings pending or, to the knowledge of Boulevard, threatened in writing, with respect to the Trust Account.  Since September 25, 2015, Boulevard has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement).  As of the Effective Time, the obligations of Boulevard to dissolve or liquidate pursuant to the Boulevard Organizational Documents shall terminate, and as of the Effective Time, Boulevard shall have no obligation whatsoever pursuant to the Boulevard Organizational Documents to dissolve and liquidate the assets of Boulevard by reason of the consummation of the transactions contemplated hereby, and following the Effective Time, no Boulevard Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Boulevard Stockholder is a Redeeming Stockholder.

(b)                                 As of the date hereof, assuming (i) the accuracy of the representations and warranties of the Company, Newco and Merger Sub contained herein and the Admission Agreement , (ii) the compliance by the Company, Newco and Merger Sub with their respective obligations hereunder and (iii) the satisfaction or waiver of the conditions to the obligations of the parties contained herein, Boulevard has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Corporation on the Closing Date.

Section 7.7                                    Brokers’ Fees.  Except for the Deferred Underwriting Commissions, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Boulevard or any of its Affiliates.

Section 7.8                                    Boulevard Reports; Financial Statements and Sarbanes-Oxley Act.

(a)                                 Boulevard has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 23, 2015 (collectively, as they have been amended since the time of their filing up to the date hereof and including all exhibits and schedules thereto, and other information incorporated therein, the “Boulevard Reports”).  Each of the Boulevard Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Boulevard Reports.  None of the Boulevard Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Boulevard Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments the impact of which is not material and the absence of complete footnotes) in all material respects the financial position of Boulevard as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Boulevard Reports. The books and records of Boulevard have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)                                 Boulevard has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Boulevard is made known to Boulevard’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  To Boulevard’s knowledge, such disclosure controls and procedures are effective in timely alerting Boulevard’s principal executive officer and principal financial officer to material information required to be included in Boulevard’s periodic reports required under the Exchange Act.

(c)                                  Boulevard has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act).  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Boulevard’s financial reporting and the preparation of Boulevard’s financial statements for external purposes in accordance with GAAP.

(d)                                 There are no outstanding loans or other extensions of credit made by Boulevard to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Boulevard.  Boulevard has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)                                  To the knowledge of Boulevard, each director and executive officer of Boulevard has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Boulevard has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)                                   Since September 23, 2015, Boulevard has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding shares of Boulevard Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There are no pending or, to the knowledge of Boulevard, threatened in writing, lawsuits, actions, suits, judgements, claims or other proceedings at law or in equity before any Governmental Authority against Boulevard by Nasdaq or the SEC with respect to any intention by such entity to deregister the Boulevard Common Stock or prohibit or terminate the listing of Boulevard Common Stock on Nasdaq. Boulevard has taken no action that is designed to terminate the registration of Boulevard Common Stock under the Exchange Act.

(g)                                  There are no material Liabilities of Boulevard that would be required to be reflected on a balance sheet of Boulevard prepared in accordance with GAAP, except for Liabilities (a) disclosed, reflected or reserved for in Boulevard’s consolidated balance sheet as of December 31, 2016, (or the notes thereto) included in the Boulevard Reports, (b) that have arisen since the date of the most recent balance sheet included in the Boulevard Reports in the ordinary course of the operation of the business of Boulevard or (c) arising under any Contract, other than as a result of a breach thereof by Boulevard.

Section 7.9                                    Business Activities.  Since its incorporation, Boulevard has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination and there has not been a Boulevard Material Adverse Effect or any event, circumstance, change or effect that, individually, or in the aggregate, has had or would reasonable be expected to have a materially adverse effect on the business, results of operation or financial condition of the business of Boulevard.  Except as set forth in the Boulevard

Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Boulevard or to which Boulevard is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Boulevard, any acquisition of property by Boulevard or the conduct of business by Boulevard as currently conducted or as contemplated to be conducted as of the Closing other than such effects which would not be a Boulevard Material Adverse Effect.  Since the date of the most recent balance sheet included in the Boulevard Reports filed prior to the date hereof through the date of this Agreement, Boulevard has not taken any action that, if taken after the date of this Agreement without the written consent of the Company, would constitute a breach of any of the covenants set forth in Section 9.1(b).

Section 7.10                             Proxy Statement/Prospectus and Registration Statement.  None of the information relating to Boulevard supplied by Boulevard in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Boulevard’s stockholders, at the time of the Boulevard Stockholders’ Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that Boulevard makes no representation with respect to any forward-looking statements supplied by or on behalf of Boulevard for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 7.11                             Tax Matters.

(a)                                 (i) All Tax Returns required to have been filed by or with respect to Boulevard have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes due and payable by Boulevard (whether or not shown on any Tax Return) have been paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements); (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Authority against Boulevard that has not been satisfied by payment, settled or withdrawn or that are being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Authority is pending or threatened in writing; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Boulevard for any taxable period and no request for any such waiver is currently pending; (vi) Boulevard is not subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) Boulevard is not a party or subject to any material tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or in the administrative sphere; (viii) Boulevard is not a party to any Tax allocation or sharing agreement; (ix) Boulevard has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and (x) there are no Tax liens on any assets of Boulevard (other than Permitted Liens).

(b)                                 Boulevard (i) has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment and (ii) except as set forth in the Registration Statement, does not have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 7.12                             Capitalization.

(a)                                 The authorized capital stock of Boulevard consists of (i) 1,000,000 shares of Boulevard Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement, (ii) 350,000,000 shares of Boulevard Class A Common Stock, of which 37,000,000 shares of Boulevard Class A Common Stock and 28,250,000 Boulevard Warrants are issued and outstanding as of the date of this Agreement, and (iii) 50,000,000 shares of Boulevard Class B Common Stock, of which 9,250,000 shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of Boulevard Common Stock and Boulevard Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Boulevard Reports with respect to the Boulevard Warrants and certain Boulevard Common Stock held by the Boulevard Sponsor.

(b)                                 Except for the Boulevard Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Boulevard Common Stock or the equity interests of Boulevard, or any other Contracts to which Boulevard is a party or by which Boulevard is bound obligating Boulevard to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Boulevard, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Boulevard.  Except as expressly set forth in the Boulevard Organizational Documents, there are no outstanding contractual obligations of Boulevard to repurchase, redeem or otherwise acquire any securities or equity interests of Boulevard.  There are no outstanding bonds, debentures, notes or other indebtedness of Boulevard having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Boulevard’s stockholders may vote.  Boulevard is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Boulevard Common Stock or any other equity interests of Boulevard.

Section 7.13                             Listing.  The issued and outstanding shares of Boulevard Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq.  There is no Action pending or, to the knowledge of Boulevard, threatened in writing, against Boulevard by Nasdaq or the SEC with respect to any intention by such entity to deregister the Boulevard Common Stock or prohibit or terminate the listing of Boulevard Common Stock on Nasdaq.  Boulevard has taken no action that is designed to terminate the registration of Boulevard Common Stock under the Exchange Act.

Section 7.14                             No Activities.  Boulevard has no Indebtedness.  Boulevard has no, and never has had any, employees.  Boulevard does not own, and has never owned, any interest in real property (whether by fee title, leaseholder interest or otherwise).

Section 7.15                             Investment Company Act; JOBS Act.

(a)                                 Boulevard is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

(b)                                 Boulevard constitutes an “emerging growth company” within the meaning of the Jumpstart our Business Startups Act of 2012.

Section 7.16                             Independent Investigation.  Except for the representations and warranties contained in Article V and the Admission Agreement  or in any certificate delivered by the Company, Newco or Merger Sub to Boulevard (and notwithstanding the delivery or disclosure to Boulevard or its Representatives of any documentation, projections, estimates, budgets or other information), Boulevard acknowledges that (x) none of the Company, its Subsidiaries, Newco or Merger Sub (the “Company Group”) or any other Person on behalf of the Company Group makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Boulevard is not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (y) no Person has been authorized by the Company Group or any other Person on behalf of the Company Group to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Boulevard as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Boulevard or any of their Representatives, including any materials or information made available to Boulevard and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties. Boulevard acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company Group and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger.

ARTICLE VIII

COVENANTS OF THE COMPANY, NEWCO AND MERGER SUB

Section 8.1                                    Conduct of Business.

(a)                                 Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Schedule 8.1(a), (iii) consented to by Boulevard in writing (which consent shall not be unreasonably conditioned, withheld or delayed), (iv) required by any Law or (v) required pursuant to the Restructuring, Spin-off and/or Debt Restructuring, the Company agrees that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (x) use its commercially reasonable efforts to conduct its respective business in the ordinary course in a manner consistent with past practice in all material respects, (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all material Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings) and (z) use its respective commercially reasonable efforts to preserve, in all material respects, consistent with past practices, its business organizations intact, including the material assets and properties of the business and relations with customers, suppliers, licensors, licensee and distributors having material commercial/business dealings with the Company and its Subsidiaries (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing Contract or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract).

(b)                                 In addition, and without limiting the generality of Section 8.1(a), the Company agrees that, during the Interim Period, except as (i) part of the Restructuring, Spin-off and/or Debt Restructuring, (ii) otherwise expressly permitted or required under or by this Agreement, (iii) set forth in Schedule 8.1(b), (iv) consented to by Boulevard in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (v) required by any Law, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following:

(i)                                     Amend the Organizational Documents of the Company or amend in any material respect the Organizational Documents of any of its Subsidiaries;

(ii)                                  make any change in its authorized capital stock or other issued equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action;

(iii)                               split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

(iv)                              declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof) with respect to any of the equity interests of the Company;

(v)                                 modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, any Material Contract, enter into any other Contract that, if existing on the date of this Agreement, would be a Material Contract, in each case, except in the ordinary course of business;

(vi)                              issue, incur, assume or guarantee any Indebtedness, issue or sell any debt securities, or guarantee any debt securities of any Person in an amount over R$25,000,000 and other than (A) for extensions, renewals or refinancings (with new Indebtedness in amounts not greater than the existing Indebtedness being replaced plus the amount of fees and expenses incurred in connection with such extensions, renewals or refinancings) of existing Indebtedness, (B) inter-company Indebtedness or (C) FINAME and other equipment financing facilities;

(vii)                           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of the Company or any of its Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

(viii)                        enter into any new line of business or open or close any existing facility, plant or office, in each case, except in the ordinary course of business or by policies imposed, or requested made, by a Governmental Authority;

(ix)                              make any loans, advances or capital contributions to, or investments in, any Person (other than wholly owned Subsidiaries of the Company), except advances to employees and directors in the ordinary course of business;

(x)                                 subject to Section 10.10, cancel, release, compromise or settle any material Action, or waive or release any material rights of the Company or any of its Subsidiaries, including any Action that relates to the Merger, except in the ordinary course of business consistent with past practice;

(xi)                              make any material change in any method of accounting or accounting practice policy other than as required by applicable Law or by a change in IFRS or GAAP or similar principles in foreign jurisdictions;

(xii)                           adopt, amend or terminate any U.S. Plan or Non-U.S. Plans;

(xiii)                        materially increase the compensation and/or benefits of any employee, director and/or consultant of the Company and its Subsidiaries except as otherwise required by existing Contracts or in the ordinary course of business; or

(xiv)                       authorize, agree or otherwise commit to take any of the foregoing actions.

(c)                                  Newco and Merger Sub agree that, during the Interim Period, except as (i) part of the Restructuring, Spin-off and/or Debt Restructuring, (ii) otherwise expressly permitted or required under or by this Agreement, (ii) consented to by Boulevard and the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (iv) required by any Law, each of Newco and Merger Sub shall not (and Newco shall not permit or cause Merger Sub to) directly or indirectly, do, or agree to do, any of the following:

(i)                                     amend the Organizational Documents of Newco or Merger Sub;

(ii)                                  make any change in its authorized or issued share capital or equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its equity interests or securities convertible into, or exercisable or exchangeable for, any of its equity interests or authorize any such action;

(iii)                               split, combine or reclassify any of its share capital or equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

(iv)                              declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, shares, property or a combination thereof);

(v)                                 engage in any activities or business, or incur any Liabilities, other than in connection with this Agreement or the transactions contemplated hereby;

(vi)                              adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger, scheme of arrangement or other reorganization of Newco or Merger Sub, or enter into a letter of intent or agreement in principle with respect thereto; or

(vii)                           authorize, agree or otherwise commit to take any of the foregoing actions.

Section 8.2                                    No Solicitation.  Following the date of this Agreement, the Company shall immediately cease any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal relating to the Company or any of its Subsidiaries (other than the Excluded Entities).  From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly:  (a) solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry relating to the Company or any of its Subsidiaries (other than the Excluded Entities) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry relating to the Company or any of its Subsidiaries; (b) request or receive any non-public information from any Person or provide any non-public information to any Person in connection with an Acquisition Proposal or Acquisition Inquiry relating to the Company or any of its

Subsidiaries (other than the Excluded Entities); (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry relating to the Company or any of its Subsidiaries (other than the Excluded Entities); (d) approve, endorse or recommend any Acquisition Proposal relating to the Company or any of its Subsidiaries (other than the Excluded Entities); or (e) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or any Acquisition Proposal relating to the Company or any of its Subsidiaries (other than the Excluded Entities).  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by its representatives that, if taken by the Company would constitute a breach of this Section 8.2, shall be deemed to constitute a breach of this Section 8.2 by the Company (whether or not such representative is purporting to act on behalf of the Company).

Section 8.3                                    Merger Sub Stockholder Approval.  Promptly following the execution by Newco of the Admission Agreement , Newco shall adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, as the sole stockholder of Merger Sub.

Section 8.4                                    Restructuring.  The Company and Newco shall effect the Pre-Closing Restructuring prior to the Closing Date pursuant to, and substantially in accordance with, the pre-closing steps set forth on Exhibit C.  The Company and Newco shall effect, or cause to be effected, the Post-Closing Restructuring immediately following the Effective Time pursuant to, and substantially in accordance with, the post-closing steps set forth on Exhibit C.  The Company and Newco shall permit Boulevard and its counsel to review and comment on the Restructuring and shall consider all comments in good faith and incorporate such comments to the extent it would be reasonable to do so.

Section 8.5                                    Equity Incentive Plan.  At or prior to Closing, Newco shall adopt an equity incentive plan for management and employees of Newco providing for the grant of options and restricted stock representing 5% of Newco Shares issued and outstanding on a fully diluted basis as of immediately following the Effective Time, as mutually agreed by the Company and Boulevard consistent with the principles set forth on Annex B.

Section 8.6                                    Spin-off of Certain Equity Interests.  Prior to the Closing, the Company will take commercially reasonable actions within its power to sell all of its interests in the Persons listed on Exhibit F (the “Excluded Entities”) to a newly formed company that is owned by certain shareholders of the Company or other Persons substantially in accordance with the steps set forth in Exhibit F (the “Spin-off”).  Notwithstanding the foregoing, the parties acknowledge and agree that the failure of any portion of the Spin-off to be consummated at or prior to the Effective Time shall not give rise to a failure of a condition to Closing hereunder and to the extent any such Spin-off is not so consummated, the purchase agreement described on Exhibit F relating thereto may still be entered into prior to the Closing with the transaction contemplated thereby closing after the Effective Time pursuant to the terms thereof.

Section 8.7                                    Company Debt Restructuring.  The Company and Newco shall complete a restructuring of the Company’s outstanding Debentures pursuant to, and substantially in accordance with, the steps set forth on Exhibit G and the terms set forth in the Debt Restructuring Term Sheet with respect to the restructuring of the Company’s Debentures (the

“Debt Restructuring”) at or immediately after the Closing.  The definitive documents for the Debt Restructuring shall be consistent in all material respects with the applicable terms of the Debt Restructuring Term Sheet.

Section 8.8                                    Financial Statements.  The Company shall deliver to Boulevard the Financial Statements by August 31, 2017, which upon delivery shall automatically be added and incorporated into the Schedules as Schedule 5.7(a).

ARTICLE IX

COVENANTS OF BOULEVARD

Section 9.1                                    Conduct of Business.

(a)                                 Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (iii) required by applicable Law, Boulevard agrees that, during the Interim Period, Boulevard shall (x) use its commercially reasonable efforts to conduct its business in the ordinary course in a manner consistent with past practice in all material respects and (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all material Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings).

(b)                                 In addition, and without limiting the generality of Section 9.1(a), Boulevard agrees that, during the Interim Period, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) consented to by the Company in writing or (iii) required by any Law, Boulevard shall not, directly or indirectly, do any of the following:

(i)                                     amend or otherwise change the Organizational Documents of Boulevard;

(ii)                                  (x) issue or sell any shares of Boulevard Common Stock for gross cash consideration of less than $10.00 per share to the extent such issuance or sale is in compliance with Section 9.1(c), or (y) purchase or redeem (i) any shares of Boulevard Common Stock (except Redemption Shares) or (ii) any Redemption Shares at a price greater than an amount required to be paid pursuant to the Trust Agreement as in force on the date hereof;

(iii)                               split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv)                              acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any Person, any of the assets of any

Person, business or business unit, merge or consolidate with any Person or form any joint venture;

(v)                                 adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

(vi)                              engage in any commercial business;

(vii)                           make any material change in any method of accounting or accounting practice policy other than as required by applicable Law;

(viii)                        make or change any material Tax election;

(ix)                              change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

(x)                                 amend the Trust Agreement or any other Contract related to the Trust Account;

(xi)                              incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(xii)                           enter into or amend any Contract with any former or present director or officer of Boulevard or any of its Affiliates or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xiii)                        undertake any operations or actions, except for operation or actions as are reasonable and appropriate in furtherance of the transactions contemplated hereby; or

(xiv)                       authorize, agree or otherwise commit to take any of the foregoing actions.

(c)                                  Notwithstanding Section 9.1(b)(ii)(x), Boulevard shall have the right at or before the Closing to issue Boulevard Class A Common Stock for gross cash consideration that is at least $10.00 per share for aggregate net proceeds to Boulevard of not more than $130 million plus an amount equal to the aggregate payments that are required to be made from all redemptions of Redemption Shares.  Boulevard agrees to (i) reasonably cooperate and consult with the Company regarding any such offering of Boulevard Class A Common

Stock, including the timing and terms thereof, (ii) keep the Company apprised of the status of matters relating to such offering, including promptly furnishing the Company with copies of written communications received by or given to any third party in respect of any such offering, (iii) permit the Company to review and incorporate the Company’s reasonable comments in documentation relating to any such offering and (iv) consult with the Company in advance of and not participate in any meeting or discussion relating to any such offering, either in person or by telephone, with any third party in connection with any such offering, unless Boulevard gives the Company the opportunity to attend and observe; provided that, subject to the first sentence of this Section 9.1(c), the final terms of any such offering of Boulevard Class A Common Stock, including the documentation and investors, shall be made by Boulevard after consultation with the Company. In addition, prior to the Closing, Boulevard Sponsor may, upon prior written notice to the Company, transfer for consideration other than cash consideration all or any portion of its Boulevard Class B Common Stock or the Boulevard Warrants (not otherwise subject to the Warrant Option Agreement), or the shares into which they are convertible or exercisable, to Person(s) unaffiliated with the Boulevard Sponsor.

Section 9.2                                    Boulevard Stockholders’ Meeting.  Boulevard shall duly call, give notice of, convene and hold a meeting of Boulevard Stockholders for the purpose of seeking the Boulevard Stockholder Approval (the “Boulevard Stockholders’ Meeting”).  Boulevard shall use its reasonable best efforts to hold the Boulevard Stockholders’ Meeting as promptly as reasonably practicable after the date of this Agreement, and Boulevard shall consult in good faith with the Company with respect to the date on which such meeting is to be held.  Boulevard shall use reasonable best efforts to obtain the Boulevard Stockholder Approval, including by soliciting proxies as from its stockholders as promptly as practicable in accordance with applicable Law in favor of the approval and adoption of the Merger and this Agreement and shall take all other action reasonably necessary or advisable to secure the Boulevard Stockholder Approval.

Section 9.3                                    Trust Account.  Except for payments to be made out of the Trust Account in respect of the Redemption Shares, none of the funds held in the Trust Account shall be released prior to the Effective Time.  Boulevard shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed at the Effective Time in accordance with the Trust Agreement, including (a) all amounts payable to Boulevard Stockholders in respect of the Redemption Shares who shall have validly elected to redeem their shares of Boulevard Common Stock, (b) the Deferred Underwriting Commissions, to the third parties to which they are owed and (c) the remaining monies in the Trust Account to Boulevard.

Section 9.4                                    Listing of Boulevard Common Stock.  Boulevard shall use reasonable best efforts to ensure that Boulevard remains listed as a public company on, and for Boulevard Common Stock (including such shares issuable upon the exercise of Boulevard Warrants) to be tradeable over, Nasdaq.

Section 9.5                                    No Solicitation.  Following the date of this Agreement, Boulevard shall immediately cease any discussions or negotiations with any Person or group that may be ongoing with respect to any Business Combination Proposal.  From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Boulevard shall not, directly or indirectly: (a) solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any Business Combination Proposal or

Business Combination Inquiry or take any action that could reasonably be expected to lead to a Business Combination Proposal or Business Combination Inquiry; (b) request or receive any non-public information from any Person or provide any non-public information to any Person in connection with a Business Combination Proposal or Business Combination Inquiry; (c) engage in discussions or negotiations with any Person with respect to any Business Combination Proposal; (d) approve, endorse or recommend any Business Combination Proposal or Business Combination Inquiry; or (e) enter into any letter of intent or similar document or any Contract contemplating or providing for any Business Combination or Business Combination Proposal.  Without limiting the generality of the foregoing, Boulevard acknowledges and agrees that any action taken by its representatives that, if taken by the Company would constitute a breach of this Section 9.5, shall be deemed to constitute a breach of this Section 9.5 by Boulevard (whether or not such representative is purporting to act on behalf of Boulevard).

ARTICLE X

JOINT COVENANTS

Section 10.1                             Preparation of SEC Documents.

(a)                                 As promptly as practicable after Newco executes the Admission Agreement, (i) Newco, the Company and Boulevard shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the Boulevard Stockholders relating to the Boulevard Stockholders’ Meeting and (ii) Newco shall prepare and file (and the Company and Boulevard shall cause Newco to prepare and file) with the SEC a registration statement on Form F-4 or such other applicable form as the Company and Boulevard may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Newco Shares to be issued in the Merger and the related Converted Warrants.  Each party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby, and, prior to the effective date of the Registration Statement, Newco shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Newco Shares in the Merger.  Each of Newco, the Company and Boulevard shall furnish all information as may be reasonably requested by the others in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus.  Boulevard also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders as may be reasonably requested in connection with any such action.

(b)                                 As promptly as practicable after the Registration Statement shall have become effective, Boulevard shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as of the record date for the Boulevard Stockholders’ Meeting.  No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by Boulevard, the Company or Newco without providing the other with a reasonable opportunity to review and comment thereon and each party shall give reasonable and good faith consideration to any comments made by any other party and their counsel. Each of Boulevard, the Company and Newco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Boulevard, the Company or Newco or their counsel in any discussions or meetings with the SEC.

(c)                                  If at any time prior to the Effective Time any information relating to Boulevard, the Company or Newco or any of their respective Affiliates, directors or officers, should be discovered by Boulevard, the Company or Newco which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Boulevard Stockholders.

(d)                                 Each of Boulevard, Newco and the Company will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Merger.  Boulevard, Newco and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable, as promptly as reasonably practicable after receipt thereof.

(e)                                  Without limiting the generality of the foregoing, each of Boulevard, Newco and the Company shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement and each of the Company and Boulevard shall furnish Newco, with all information concerning it and its Affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f)                                   Newco, the Company, and Boulevard shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Newco Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

(g)                                  All of the fees, costs and expenses incurred or payable to any other Person (other than legal fees and expenses, which shall be subject to Section 13.5) in connection with the preparation and filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus, including all of the fees, costs and expenses of the financial printer and other Persons for the printing and mailing of the Proxy Statement/Prospectus, as well as the listing of the Newco Shares on Nasdaq, as applicable, shall be paid by the Company and included as Estimated Closing Transaction Expenses.

Section 10.2                             Consents; Approvals.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from Governmental Authorities prior to the Effective Time, (ii) avoid an Action or proceeding by any Governmental Authority, (iii) obtain all necessary consents, approvals or waivers from third parties, (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) refrain from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)                                 Without limiting the generality of Section 10.2(a), each party hereto agrees to, and shall cause its respective Affiliates to, make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable any filings or notifications required to be made by it under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to the applicable antitrust, competition, or trade regulation Law.

(c)                                  Subject to applicable Law, each of the Company, Newco and Boulevard agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  This Section 10.2(c) shall not apply with respect to the Restructuring, the Debt Restructuring or Spin-off.

Section 10.3                             Publicity. None of the Company, Newco, Merger Sub, Boulevard or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Boulevard or the Company, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Federal securities law, BOVESPA or the rules of any national securities exchange), in which case the Company and Newco or Boulevard, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 10.3, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the transactions contemplated hereby containing information or events already publicly known other than as a result of a breach of this Section 10.3; and provided, further, that subject to Section 10.2 and this Section 10.3, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 10.4                             Further Assurances.  Each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 10.5                             U.S. Tax Treatment.  For the U.S. Federal income tax purposes, the Restructuring and the Merger, taken together, are intended to be treated as an integrated exchange governed by the provisions of Section 351 of the Code.  From and after the date of this Agreement and until the Effective Time, subject to any restructuring of the transactions contemplated hereby pursuant to Section 10.14, each party hereto shall use its reasonable best efforts to cause the Restructuring and the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement, including the Restructuring), which action or failure to act could reasonably be expected to prevent the Restructuring and the Merger from qualifying, as an integrated exchange governed by the provisions of Section 351 of the Code.  Following the Effective Time, each party hereto shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement, including the Restructuring), which action or failure to act could reasonably be expected to cause the Restructuring and the Merger to fail to qualify as an integrated exchange governed by the provisions of Section 351 of the Code.  To the extent any party hereto has a U.S. federal income tax reporting obligation with respect to the transactions contemplated by this Agreement (including the Restructuring), such party shall report the transactions contemplated by this Agreement as an exchange under Section 351 of the Code unless otherwise required by Law.  Newco shall or, after the Closing, shall cause Boulevard to comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6).

Section 10.6                             Director and Officer Indemnification.

(a)                                 For a period of six (6) years after the Closing, Newco shall not, and shall not permit its Subsidiaries (including the Surviving Corporation) to, amend, repeal or otherwise modify any provision in their respective Organizational Documents relating to the exculpation or indemnification of any managers, directors and/or officers from the form of such provisions in Boulevard’s Organizational Documents (as it relates to the Surviving Corporation) or such other entities Organizational Documents, in each case, as of immediately prior to the Closing (unless required by Law), it being the intent of the parties hereto that the managers, directors and officers of Newco and its Subsidiaries, including the Surviving Corporation, shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by Law.

(b)                                 In addition to the other rights provided for in this Section 10.6, and not in limitation thereof, from and after the Closing Newco shall, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to Newco or its Subsidiaries, including the Surviving Corporation, as applicable), current and former managers, directors, officers and employees of the Company and its Subsidiaries and the Surviving Corporation, as applicable (collectively, the “D&O Indemnitees”) against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened in writing, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a manager, director or officer of the Company and its Subsidiaries or of the Surviving Corporation and arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification under applicable Law.  Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied.  For the purposes of this Section 10.6, “D&O Expenses” means reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude Losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)                                  Newco shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by Boulevard or the Company, as the case may be (provided Newco may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time.

(d)                                 In the event Newco, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in any such case proper provision shall be made so that the successors and assigns of Newco or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 10.6.

(e)                                  The D&O Indemnitees are express and intended third-party beneficiaries of the provisions of this Section 10.6 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

Section 10.7                             Claims Against the Trust Account.

(a)                                 Each of Newco, Merger Sub and the Company understands that, except for a portion of the interest earned on the amounts held in the Trust Account, Boulevard may disburse monies from the Trust Account only: (i) to its public stockholders who exercise their redemption rights pursuant to the Certificate of Incorporation or in the event of the dissolution and liquidation of Boulevard, (ii) to Boulevard (less the Deferred Underwriting Commission only) after Boulevard consummates a Business Combination or (iii) as consideration to the sellers of a target business with which Boulevard completes a Business Combination.

(b)                                 Each of Newco, Merger Sub and the Company agrees that none of Newco, Merger Sub or the Company (or any of their Subsidiaries or representatives) now has, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Newco, Merger Sub and the Company, on the one hand, and Boulevard on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.7(b) as the “Trust Account Claims”).  Notwithstanding any other provision contained in this Agreement, each of Newco, Merger Sub and the Company hereby irrevocably waives, on its behalf and on behalf of their Subsidiaries, any Trust Account Claim it may have, now or in the future, and will not seek recourse against the Trust Account.  In the event that any of Newco, Merger Sub and the Company (or any of their Subsidiaries or representatives) commences any Action based upon, in connection with, relating to or arising out of any matter relating to Boulevard, which proceeding seeks, in whole or in part, relief against the Trust Account or the public stockholders of Boulevard, in the form of money damages in violation of this Section 10.7(b), Boulevard shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Boulevard prevails in such action or proceeding.

Section 10.8                             Nasdaq Listing.  The Company, Newco and Boulevard shall use their respective reasonable best efforts to cause the Newco Shares issuable in the Merger under Article IV and the Newco Shares that will become issuable upon the exercise of the Converted Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 10.9                             Funding of the Surviving Corporation.  The parties agree that, notwithstanding anything herein to the contrary, the Surviving Corporation will continue in existence for a period of at least two years following the Effective Time, and will conduct such business as the parties may agree (including certain U.S securities law filings) and retain an amount of assets equal to no less than 1% of the fair market value of the assets held on the date of Merger.  In addition, Newco shall cause the Surviving Corporation to remain in good standing in Delaware and any other state in which the Surviving Corporation does business, including the payment of all franchise taxes.

Section 10.10                      Transaction Litigation.  Each party hereto shall give the other party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the transactions contemplated hereby at such party’s sole cost and expense. Prior to the Closing Date, no party hereto shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 10.11                      Transfer Taxes.  If the Closing occurs, the Surviving Corporation and the Company shall each be liable for one-half of, and shall hold the other party harmless against, and agrees to pay one-half of any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with or arising out of the transactions contemplated by this Agreement. The parties shall cooperate in the execution and delivery of any and all instruments and certificates with respect to such Transfer Taxes and the applicable party (or, as applicable, the Surviving Corporation) shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

Section 10.12                      Certain Fees.  In the event, this Agreement is terminated in accordance with Section 12.1(b), Section 12.1(c) or Section 12.1(e) Boulevard shall reimburse the Company for 50% of the expenses paid by the Company pursuant to Section 10.1(g).

Section 10.13                      Newco and Merger Sub.  The Company and Boulevard agree that, promptly after the incorporation of Newco and Merger Sub, Newco and Merger Sub shall each become a party to this Agreement for all purposes and subject to the terms and conditions hereunder upon the execution and delivery of the Admission Agreement  by each of Newco and Merger Sub.

Section 10.14                      Restructuring of the Transaction.  Notwithstanding anything to the contrary contained in this Agreement, the parties recognize that the structure of the transactions contemplated hereby is subject to continuing review and analysis by the parties.   Therefore, it may be necessary or appropriate to restructure the transactions contemplated hereby as a result of tax, accounting, governance or other considerations, as may be mutually agreed by the Company and Boulevard, subject to Section 13.10.  The parties also recognize that an alternative transaction structure may necessitate changes in certain terms of this Agreement, but no such changes shall result in a change in the value of the consideration to be received by the shareholders of the Company or the stockholders of Boulevard.

Section 10.15                      Rights under the Cooperation Agreement.  Notwithstanding anything to the contrary in this Agreement or any other document or agreement entered into in connection herewith, each of the parties hereto expressly acknowledges and agrees that the rights of Angra, and the obligations of the Company, under Section 3.3.5 of the Shareholders Agreement and under the Cooperation Agreement shall continue in full force and effect in accordance with the terms of the Cooperation Agreement as in effect on the date hereof.  Each of the parties hereto further agrees and acknowledges that Angra is an intended third-party beneficiary of this Agreement for purposes of exercising its rights pursuant to this Section 10.15.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

Section 11.1                             Conditions to the Obligations of Each Party.  The obligations of the Company, Boulevard, Newco and Merger Sub to consummate, or cause to be consummated, the transactions contemplated hereby, including the Merger, are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)                                 [Intentionally omitted]

(b)                                 There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Merger or the other transactions contemplated hereby.

(c)                                  The Boulevard Stockholder Approval shall have been obtained.

(d)                                 Each of Newco and Merger Sub shall have (i) been incorporated in the Cayman Islands and Delaware, respectively and (ii) joined this Agreement by executing and delivering the Admission Agreement.

(e)                                  (i) The respective board of directors of Newco and Merger Sub shall have approved and declared advisable the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, and (ii) the board of directors of Newco have approved the steps of the Restructuring applicable to it, upon the terms and subject to the conditions of this Agreement and in accordance with Brazilian law.

(f)                                   The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by Boulevard to the Boulevard Stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC and not withdrawn.

(g)                                  The Newco Shares issuable under Article IV and the Newco Shares that will become issuable upon the exercise of the Converted Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h)                                 After giving effect to (i) the exercise of redemption rights by any Redeeming Stockholders (and all payments made or to be made in respect of all Redemption Shares of the Redeeming Stockholders), and (ii) the sale and issuance by Boulevard of Boulevard Common Stock or by Newco of Newco Shares (the proceeds of which shall be deemed to be cash of Boulevard for purposes of this Section 11.1(h)) between the date of this Agreement and the Closing, in each case, in accordance with Section 9.1(c), Boulevard shall have, as of immediately prior to the Closing, an amount of cash, whether held in the Trust Account or on an unrestricted basis outside of the Trust Account, equal to or greater than the sum of $200,000,000 plus the amount of Estimated Closing Transaction Expenses and Deferred Underwriting Commissions.

(i)                                     The Warrant Amendment shall have been entered into by the parties thereto in accordance with the provisions of Section 4.4.

(j)                                    The Pre-Closing Restructuring shall have been consummated pursuant to, and substantially in accordance with, Exhibit C and Section 8.4.

(k)                                 The Debt Restructuring shall have been consummated pursuant to, and substantially in accordance with Exhibit G and the terms set forth in the Debt Restructuring Term Sheet except for the occurrence of the Closing, the application of the proceeds thereof and  certain procedural and registrations steps in connection therewith.

Section 11.2                             Conditions to the Obligation of Boulevard, Newco and Merger Sub.  The obligation of Boulevard, Newco and Merger Sub to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Boulevard (on behalf of Boulevard, Newco and Merger Sub):

(a)                                 Representations and Warranties.

(i)                                     Each of the representations and warranties of the Company contained in the first sentence of Section 5.1 (Corporate Organization), the first sentence of Section 5.2(a) (Subsidiaries), Section 5.3 (Due Authorization) and Section 5.15 (Brokers’ Fees) (the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

(ii)                                  The representations and warranties of the Company contained in Section 5.6 (Capitalization) shall be true and correct as of the Closing Date as though made on the Closing Date except for de minimis errors therein (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be so true and correct on and as of such earlier date).

(iii)                               The representation and warranty of the Company contained in the second sentence of Section 5.19 (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.

(iv)                              Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations, the representations and warranties of the Company contained in Section 5.6 and the second sentence of Section 5.19) shall be true and correct (without giving any effect to any limitation as to “materiality” or “the Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not be a Company Material Adverse Effect.

(b)                                 The Company shall have complied, in all material respects, with all covenants required to be performed by them as of or prior to the Closing.

(c)                                  The Company shall have delivered to Boulevard and Newco a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 11.2(a) and Section 11.2(b) have been fulfilled.

(d)                                 The Pre-Closing Restructuring shall have been consummated pursuant to, and substantially in accordance with, Exhibit C and Section 8.4.

(e)                                  The Company shall have delivered to Boulevard and Newco a true copy of the resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary or similar officer of the Company.

(f)                                   The Company shall deliver, or cause to be delivered, to Boulevard and Newco a counterpart of the Registration Rights and Lock-Up Agreement duly executed by the shareholders of Newco party thereto (other than Boulevard Sponsor and any other Boulevard Stockholders party thereto).

Section 11.3                             Conditions to the Obligations of Company, Newco and Merger Sub.  The obligations of the Company, Newco and Merger Sub to consummate the transactions contemplated hereby, including the Merger, are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company (on behalf of the Company, Newco and Merger Sub):

(a)                                 Representations and Warranties.

(i)                                     Each of the representations and warranties of Boulevard contained in the first sentence of Section 7.1 (Corporate Organization), Section 7.2 (Due Authorization), Section 7.6 (Trust Account), Section 7.7 (Brokers’ Fees) and  Section 7.9 (Business Activities) (the “Boulevard Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Boulevard Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

(ii)                                  Each of the representations and warranties of Boulevard contained in Section 7.12 (Capitalization) and Section 7.14 (No Activities) shall be true and correct except for de minimis errors therein.

(iii)                               The representations and warranties of Boulevard contained in the first sentence of Section 7.9 (Business Activities) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.

(iv)                              Each of the representations and warranties of Boulevard contained in this Agreement (other than the Boulevard Specified Representations, the representations and warranties of Boulevard contained in Section 7.12 (Capitalization), in the first sentence of Section 7.9 (Business Activities) and Section 7.14 (No Activities)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Boulevard Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not be a Boulevard Material Adverse Effect.

(b)                                 Boulevard shall have complied, in all material respects, with all covenants required to be performed by it as of or prior to the Closing.

(c)                                  Boulevard shall have delivered to the Company and Newco a certificate signed by an officer of Boulevard, dated as of the Closing Date, certifying that the conditions specified in Section 11.3(a) and Section 11.3(b) have been fulfilled.

(d)                                 All officers and members of the Boulevard Board shall have executed written resignations and releases (in a form that is mutually agreed upon by the Company and Boulevard) effective as of the Effective Time.

(e)                                  Boulevard shall have delivered to the Company and Newco a true copy of the resolutions of the Boulevard Board authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary or similar officer of Boulevard.

(f)                                   Boulevard shall have delivered to Newco a counterpart of the Registration Rights and Lock-Up Agreement duly executed by the Boulevard Sponsor and the other Boulevard Stockholders party thereto.

(g)                                  The Pre-Closing Restructuring shall have been consummated pursuant to, and substantially in accordance with, Exhibit C and Section 8.4.

Section 11.4                             Conditions to the Obligations of Company and Boulevard.  [Reserved — to be included in the Admission Agreement ]

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.1                             Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by written consent of the Company and Boulevard;

(b)                                 by either the Company or Boulevard:

(i)                                     if the Merger shall not have been consummated by December 25, 2017; provided that the right to terminate this Agreement pursuant to this Section 12.1(b)(i) shall not be available to a party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time; or

(ii)                                  if this Agreement shall have failed to receive the Boulevard Stockholder Approval at the Boulevard Stockholders’ Meeting and at any adjournment or postponement thereof;

(c)                                  by the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 11.2 not to be satisfied), if Boulevard shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 11.3(a) or Section 11.3(b) and (ii) is incapable of being cured by Boulevard or is not cured within 30 days of written notice thereof to Boulevard;

(d)                                 by Boulevard (provided that Boulevard is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 11.3 not to be satisfied), if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 11.2(a) or Section 11.2(b) and (ii) is incapable of being cured by the Company or is not cured within 30 days of written notice thereof to the Company;

(e)                                  by Boulevard (provided that Boulevard is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 11.3 not to be satisfied) or the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 11.2 not to be satisfied), if Newco or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 11.4(a) or Section 11.4(b) (as set forth in the Admission Agreement ) and (ii) is incapable of being cured by Newco or Merger Sub or is not cured within 30 days of written notice thereof to Newco; or

(f)                                   by Boulevard if (i) the Restated Audited Financial Statements shall not have been delivered by August 31, 2017; provided that this termination right shall expire on September 6, 2017 or (ii) the delivered Restated Audited Financial Statements shall present the consolidated financial position, results of operations, changes in stockholders equity and the beginning and ending balance of the cash flows of the Company and its Subsidiaries that are, in the aggregate, materially different from the Specified Financial Statements, provided that the following shall not be taken into account when determining whether there is, in the aggregate, a material difference: (i) the information set forth on Schedule 5.7(b); (ii) the notes to the Specified Financial Statements and such Restated Audited Financial Statements (and any differences between such notes) and (iii) in the case of the cash flow statements of the Company and its Subsidiaries, any changes other than changes to the beginning and ending balances of such cash flow statements; provided, further, that this termination right shall expire on the fifth Business Day after the delivery of the Restated Audited Financial Statements.

Section 12.2                             Effect of Termination.  Except as otherwise set forth in this Section 12.2, in the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than Liability of any party hereto for any intentional breach of a covenant of this Agreement by the Company or Boulevard (but for the avoidance of doubt, excluding Newco and Merger Sub), occurring prior to such termination.  The provisions of this Section 12.2 and Sections 13.2, 13.4, 13.5, 13.6, 13.9 and 13.12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                             Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.2                             Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when received by facsimile or email (provided that a copy is subsequently delivered by one of the other methods permitted in (i) through (iii) of this Section 13.2), addressed as follows:

(a)                                 If to the Company, to:

Estre Ambiental S.A.
1830, Presidente Juscelino Kubitschek Avenue, Tower I, 3rd floor
Itaim Bibi, São Paulo - SP - Zip code 04543-900
Attention:	Sérgio Messias Pedreiro
Julio César de Sá Volotão
email:	sergio.pedreiro@estre.com.br
julio.volotao@estre.com.br

with a copy to:

Machado Meyer Sendacz e Opice Advogados
Avenida Brigadeiro Faria Lima, No. 3144, 11th floor, Itaim Bibi
Sao Paulo, State of Sao Paulo
Zip Code 01451-000
Attention:	Arthur B. Penteado and Renato Maggio
Facsimile:	(+55 11) 3150-7071
email:	apenteado@machadomeyer.com.br
email:	rmaggio@machadomeyer.com.br

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention:	Michael A. Civale
Facsimile	(212) 735-2000
email:	michael.civale@skadden.com

(b)                                 If to Boulevard prior to the Closing, to:

Boulevard Acquisition Corp. II
c/o Avenue Capital Group
399 Park Avenue, 6th Floor
New York NY 10022
Attention:	Todd Greenbarg
email:	tgreenbarg@avenuecapital.com

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention:	Alan Annex
Facsimile:	(212) 801-6400
email:	annexa@gtlaw.com

or to each party at such other address or addresses as such party may from time to time designate in writing.

Section 13.3                             Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Any attempted assignment in violation of the terms of this Section 13.3 shall be null and void, ab initio.

Section 13.4                             Rights of Third Parties.  Except for Section 10.6 and, with respect to Angra, Section 10.15, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 13.5                             Expenses.  Except as otherwise provided herein, each party hereto shall bear its own Transaction Expenses, whether or not such transactions shall be consummated.

Section 13.6                             Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13.7                             Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts (and by facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.8                             Schedules and Exhibits.  The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.

Section 13.9                             Entire Agreement.  This Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

Section 13.10                      Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.  The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 12.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 13.10, except for an amendment to the Boulevard Per Share Merger Consideration.

Section 13.11                      Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.12                      Jurisdiction; WAIVER OF TRIAL BY JURY.  In any Action among the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such Action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof.  Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 13.2 shall be effective service of process for any such Action.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13                      Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right to seek specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.  Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.14                      Nonsurvival of Representations, Warranties and Covenants.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the termination of this Agreement or the Effective Time and all such representations, warranties, covenants and agreements shall expire upon the occurrence of the Effective Time (or earlier termination of this Agreement), except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

[Signature page follows]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

ESTRE AMBIENTAL S.A.

By:	/s/ Sergio Pedreiro
Name: Sergio Pedreiro
Title: Presidente

By:	/s/ Roberto Nakagome
Name: Roberto Nakagome
Title: Diretor Financeiro

BOULEVARD ACQUISITION CORP. II

By:	/s/ Stephen Trevor
Name: Stephen Trevor
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit D

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is entered into as of [              ], 2017, by and among [NEWCO], a Cayman Islands exempted company limited by shares (the “Company”), and the undersigned parties listed as Investors on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, Boulevard Acquisition Corp II, a Delaware corporation (“Boulevard”), and certain of the Investors are parties to that certain Registration Rights Agreement, dated September 21, 2015 (the “Prior Agreement”);

WHEREAS, Boulevard and Estre Ambiental S.A. have entered into that certain Business Combination Agreement, dated as of August [•], 2017 (the “Business Combination Agreement”);

WHEREAS, this Agreement is being entered into on the Closing Date (as defined below), and on the date hereof, immediately upon Closing (as defined in the Business Combination Agreement) the Investors hold the Ordinary Shares (as defined below) and the Sponsor Warrants (as defined below) set forth in the Schedule to this Agreement; and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement to provide for the terms and conditions included herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS. THE FOLLOWING CAPITALIZED TERMS USED HEREIN HAVE THE FOLLOWING MEANINGS:

“Addendum Agreement” is defined in Section 7.2.

“Affiliate”, in respect of any person or entity, means (a) any direct and/or indirect shareholder, quotaholder, member, manager, partner or general partner of such person or entity or (b) any other person or entity that, directly or indirectly, is in control of or manages, is controlled or managed by, or is under common control or management with, such person or entity.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Boulevard” is defined in the preamble to this Agreement.

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” has the meaning given to such term in the Business Combination Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.5(a).

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Family Member” means spouse, lineal descendants, stepchildren, father, mother, brother or sister of a (i) Lock-Up Holder that is an individual or (ii) of such Lock-Up Holder’s spouse.

“Form F-1” is defined in Section 2.2.1.

“Form F-3” is defined in Section 2.1.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Demanding Holder” is defined in Section 2.2.1.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Largest Holder” the Demanding Holder (or, in relation to Section 2.1, the Selling Holder) that holds the greatest number of Registrable Securities requested to be included in a Demand Registration (or, in relation to Section 2.1, a Demand Takedown).

“Lock-Up” means the restrictions set forth in Section 6.1.

“Lock-Up Holders” means each of the Investors other than (a) AG Angra Infra-Estrutura Fundo de Investimento em Participações and (b) Iron Fundo de Investimentos em Participações.(1)

“Lock-Up Securities” is defined in Section 6.1.1.

“Maximum Number of Shares” is defined in Section 2.2.4.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 7.3.

“Ordinary Shares” means the ordinary shares, par value $[•] per share, of the Company.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior Agreement” is defined in the preamble to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the number of Ordinary Shares (a) set forth on the Schedule to this Agreement, and (b) issuable pursuant to the exercise of the Sponsor Warrants set forth on the Schedule to this Agreement, and (ii) the Sponsor Warrants set forth on the Schedule to this Agreement, and all Ordinary Shares issued to any holder with respect to such securities by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated

(1)  AG Angra Infra-Estrutura Fundo de Investimento em Participações (“Angra”) will only be a party to this Agreement if it agrees to become a shareholder of [NEWCO]. Iron Fundo de Investimentos em Participações (“FIP Iron”) will only be a party to this Agreement if it agrees to become a shareholder of Estre Ambiental S.A. on or prior to the Closing Date. Therefore, this carve out is only needed if Angra and/or FIP Iron is a party to this Agreement. Angra and FIP Iron shall not be subject to the Lock-Up.

thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4, Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Restricted Period” means the period commencing on the Closing Date and ending on the first anniversary of the Closing Date.

“Requesting Holder” is defined in Section 2.1.5(a).

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.5(a)(ii).

“Sponsor Warrants” means the aggregate of 9,750,000 warrants issued by Boulevard at a price of $1.00 per warrant, in a private placement that occurred simultaneously with the completion of the initial public offering of Boulevard, as shall be converted to warrants exercisable for Ordinary Shares in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

2.                                      REGISTRATION RIGHTS.

2.1                               Resale Shelf Registration Rights.

2.1.1                     Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than 30 days following the date that the Company becomes eligible to use Form F-3 or its successor form (“Form F-3”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities held by or then issuable to Investors (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form F-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such Investors. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period.

2.1.2                     Notification and Distribution of Materials. The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3                     Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

2.1.4                     Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5                     Notice of Certain Events. The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

(a)              If the Company shall receive a request from the holders of holders of at least 15% of the then outstanding number of Registrable Securities (the requesting holder(s) shall be referred to herein as the “Requesting Holder”, and collectively, the “Requesting Holders”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) at least 10 Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)         subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a); and

(ii)      subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request received by the Company within seven (7) Business Days after such holders receive the Company’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)              Promptly after the expiration of the seven Business Day period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included in such Underwritten Takedown.

(c)               The Company shall only be required to effectuate one Underwritten Takedown within any six-month period.

(d)              If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such Underwritten Takedown exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors).

2.1.6                     Selection of Underwriters. The Largest Holder, after consultation with the Requesting Holders (if other than the Largest Holder), shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.7                     Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.2                               Demand Registration.

2.2.1                     Request for Registration. At any time and from time to time after the expiration of a Lock-Up to which such shares are subject, holders of at least 15% of the then outstanding number of Registrable Securities (the “Initial Demanding Holders”) may make a written demand for Registration under the Securities Act of at least 15% of the then outstanding number of Registrable Securities, on Form F-1 or any similar long-form registration statement (“Form F-1”) or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder” and collectively, the “Demanding Holders”) shall so notify the Company within 15 days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1.

2.2.2                     Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until,

(i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder), thereafter elects to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3                     Underwritten Offering. If the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder), and subject to the approval of the Company.

2.2.4                     Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration:

(a)              first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Demanding Holder has requested be included in such registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares;

(b)              second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (a), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares;

(c)               third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5                     Withdrawal. If the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder), disapproves of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such Demanding Holder may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder), withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse the Company for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.1.

2.3                               Piggy-Back Registration.

2.3.1                     Piggy-Back Rights. If at any time after the expiration of a Lock-Up to which the relevant Registrable Securities are subject, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2                     Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares which the Company desires to sell, taken together with Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a)              if the registration is undertaken for the Company’s account:

(i)                       first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares;

(ii)                    second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and

(iii)                 third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)              if the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities:

(i)                       first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares;

(ii)                    second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares;

(iii)                 third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and

(iv)                fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3                     Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

3.                                      REGISTRATION PROCEDURES.

3.1                               Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1                     Filing Registration Statement. The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to 60 days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso for more than a total of 60 days in any 365-day period in respect of a Demand Registration hereunder.

3.1.2                     Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3                     Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4                     Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5                     Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6                     Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7                     Comfort Letter. The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder).

3.1.8                     Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder).

3.1.9                     Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10              Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.11              Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of 12 months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.12              Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.2                               Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3                               Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.5(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form F-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) any fees of the Financial Industry Regulatory Authority, Inc.; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4                               Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

4.                                      INDEMNIFICATION AND CONTRIBUTION.

4.1                               Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, Affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2                               Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3                               Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4                               Contribution.

4.4.1                     If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2                     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3                     The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.                                      RULES 144, 144A AND REGULATION S.

5.1                               The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time or any similar rule or regulation hereafter adopted by the Commission), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

5.2                               If requested, the Company shall cooperate with the holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing such Registrable Securities and not bearing any restrictive legends (including the delivery of any required opinions to the applicable transfer agent).

6.                                      LOCK-UP.

6.1                               Lock-Up. Each of the Lock-Up Holders agrees not to, either directly or indirectly, during the Restricted Period:

6.1.1                     sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in Registrable Securities (which excludes, for the avoidance of doubt, any Ordinary Shares acquired after the Closing Date in any open-market transaction)  (together, the “Lock-Up Securities”);

6.1.2                     enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Lock-Up Securities, whether such swap transaction is to be settled by delivery of any Lock-Up Securities or other securities of any person, in cash or otherwise; or

6.1.3                     publicly disclose the intention to make any Transfer, or to enter into any transaction, swap, hedge or other arrangement relating to any of the Lock-Up Securities.

6.2                               Permitted Transfers. The limitations set forth in Section 6.1 shall not apply to any Transfer of Lock-Up Securities:

6.2.1                     in the case of a Lock-Up Holder that is an entity, to any Affiliate of such Lock-Up Holder;

6.2.2                     in the case of a Lock-Up Holders who is an individual, either during such Lock-Up Holder’s lifetime or on the death of such Lock-Up Holder, (i)(a) by gift, (b) by will or intestate succession, or (c) by judicial decree, in each case to such Lock-Up Holder’s Family Members, including a qualified domestic relations order, or (ii) to trusts, limited partnerships and similar entities primarily for the direct or indirect benefit of such Lock-Up Holder or his or her Family Members;

6.2.3                     by a Lock-Up Holder to any member, director or officer, or any Affiliates of such Lock-Up Holder or the members of such Lock-Up Holder;

6.2.4                     by Wilson Quintella Filho or Hulshof Participações Ltda. (or their respective Affiliates) to Gisele Mara de Moraes (or her respective Affiliate);

6.2.5                     by Wilson Quintella Filho to Banco BTG Pactual S.A. or any of its Affiliates as a result of the foreclosure of any lien (including a fiduciary lien), pledge, charge,

security interest or encumbrance of any kind in respect of any Lock-Up Securities in connection with, or the transfer of such Lock-Up Securities to satisfy any obligations under, any loan, financing or lending arrangements existing on the date of this Agreement between Wilson Quintella Filho and Banco BTG Pactual S.A. or any of its Affiliates;

6.2.6                     in connection with the Company’s consummation of any merger, share exchange or similar transaction that results in all of the Company’s security holders having the right to exchange Lock-Up Securities for cash, securities or other property (or the provision of an irrevocable undertaking in respect thereof);

6.2.7                     pursuant to the acceptance of a general offer for all the share capital of the Company made to all holders thereof on equal terms (or the provision of an irrevocable undertaking in respect thereof); and

6.2.8                     in connection with the Debt Restructuring (as defined in the Business Combination Agreement),

provided that, in the case of Section 6.2.1 through Section 6.2.4, prior to or simultaneously with the Transfer, the transferee shall execute a legal, valid and binding agreement stating that the transferee is receiving and holding the Lock-Up Securities subject to the provisions of this Section 6.

6.3                               No Effect of Transfers. No Transfer of any Lock-Up Securities in violation of any provision of this Section 6 will be effective to pass any title to such Lock-Up Securities, or to create any interest therein in favor of, any person.

6.4                               Restrictive Legend. Certificates representing Lock-Up Securities may bear the following legend: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT AMONG THE REGISTERED OWNER OF SUCH SECURITIES, [NEWCO] AND CERTAIN OTHER PARTIES THERETO THAT MATERIALLY RESTRICTS THE TRANSFERABILITY OF THE SECURITIES.  A COPY OF THE AGREEMENT IS ON FILE WITH THE [NEWCO].

6.5                               Stop Transfer Instructions. In order to ensure compliance with the provisions of this Section 6, each Lock-Up Holder agrees that the Company may issue appropriate “stop transfer” certificates or instructions with the Company’s transfer agent and registrar against the transfer of a Lock-Up Holder’s Lock-Up Securities, or otherwise make adequate provision to restrict the transferability of the Lock-Up Securities, in the event of a transfer other than in compliance with the provisions of Section 6 of this Agreement and that the Company may make appropriate notations to the same effect in its records

7.                                      MISCELLANEOUS.

7.1                               Other Registration Rights and Arrangements. The Company represents and warrants that no person, other than a holder of the Registrable Securities and other than pursuant to the Warrant Agreement, dated as of September 21, 2015, as amended, by and between Boulevard and Continental Stock Transfer & Trust Company, as warrant agent, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company and the Investors that are party to the Prior Agreement hereby terminate the Prior Agreement and any similar agreement in effect as of the date hereof. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.2                               Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 7.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee; provided, that such transfer is in compliance with the provisions of Section 6 of this Agreement; provided, further, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached as an Exhibit hereto (an “Addendum Agreement”), and the transferor shall have delivered to the Company no later than 30 days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

7.3                               Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company:

[  ]
Attn: [  ]
Facsimile: [  ]
Email: [  ]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Michael Civale / Mathias von Bernuth
Facsimile: (212) 735-2000
Email: Michael.Civale@skadden.com/Mathias.vonBernuth@skadden.com

If to the Boulevard Sponsors:

[  ]
Attn: [  ]
Facsimile: [  ]
Email: [  ]

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attn: Alan I. Annex
Facsimile: (212) 801-6400
Email: annexa@gtlaw.com

If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records.

7.4          Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.5          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

7.6          Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

7.7          Jurisdiction; WAIVER OF TRIAL BY JURY.  In any litigation, claim, action, suit, case, dispute, arbitration or other proceeding among the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a)

irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof.  Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 7.3 shall be effective service of process for any such action.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.8          Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Registration Rights and Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

[NEWCO]

By:
Name:
Title:

INVESTORS:

[Signature blocks to be inserted.]

SIGNATURE PAGE TO REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

SCHEDULE(2)

Investors

Investor	Number of Ordinary Shares	Number of Sponsor Warrants(3)
Former shareholders of Estre Ambiental S.A.
[One line in this table for each shareholder of [NEWCO] immediately prior to the Effective Time to be inserted, together with any holders of Sponsor Warrants (see footnote 3).]	[•]	[•]
Certain former equityholders of Boulevard Acquisition Corp II
Boulevard Acquisition Sponsor II, LLC	[•]	[•]
Unaffiliated entity that purchased founders’ shares and private placement warrants	[•]	[•]

(2)  Numbers for Ordinary Shares and Sponsor Warrants to be provided in Schedule to executed Agreement.

(3)  Any Sponsor Warrants that are acquired by any current or former future shareholder of Estre Ambiental S.A. or [NEWCO] on or prior to the Closing Date shall be included in this Schedule and the number of Sponsor Warrants held by Boulevard shall be adjusted accordingly.

EXHIBIT

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on                   , 20   , by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights and Lock-Up Agreement dated as of [     ], 2017 (the “Agreement”), by and among the Company and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1.             Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Registrable Securities (as defined in the Agreement) as a transferee of such Registrable Securities from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2.             Agreement. New Holder hereby (a) agrees that the Registrable Securities shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3.             Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:

Print Name:	[NEWCO]

By:	By:

Exhibit E

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [         ], 2017, by and among Boulevard Acquisition Corp. II, a Delaware corporation (the “Company”), [Newco], an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Newco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 21, 2015, and filed with the United States Securities and Exchange Commission on September 28, 2015 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 9,750,000 warrants to the Sponsor and an unaffiliated purchaser (collectively, the “Private Placement Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Offering, at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 18,500,000 warrants to public investors in the Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, on August 15, 2017, that certain Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Estre Ambiental S.A., sociedad anonima organized under the laws of Brazil (“Estre”), [Newco] and [Merger Sub], a Delaware corporation and a direct wholly owned subsidiary of [Newco] (“Merger Sub”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the Business Combination Agreement Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of [Newco] (the “Merger”), and, as a result of the Merger, the holders of Common Stock of the Company shall become holders of Ordinary Shares of [Newco], par value $[  ] per share (the “Ordinary Shares”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Ordinary Shares of [Newco];

WHEREAS, the Board of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to [Newco] and [Newco] wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.             Assignment and Assumption; Consent.

1.1          Assignment and Assumption.  The Company hereby assigns to [Newco] all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Business Combination Agreement). [Newco] hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2          Consent.  The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to [Newco] pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by [Newco] from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.             Amendment of Existing Warrant Agreement.  The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1          Preamble.  The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Boulevard Acquisition Corp. II, a Delaware corporation” and replacing it with “[Newco], an exempted company limited by shares incorporated under the laws of the Cayman Islands”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to [Newco] rather than Boulevard Acquisition Corp. II.

2.2          Recitals.  The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on September 3, 2015, Boulevard Acquisition Corp. II (“Boulevard Acquisition”) entered into that certain Sponsor Warrants Purchase Agreement, as amended and restated on September 14, 2015 (the “Private Placement Warrants Purchase Agreement”), with Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 9,350,000 warrants (or up to 10,400,000 warrants if the Over-allotment Option (as defined below) in connection with the in the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of one dollar ($1.00) per Private Placement Warrant;

WHEREAS, the Sponsor and Capitol Acquisition Partners, LLC, a Delaware limited liability company (“Capitol”), have entered into that certain Private Warrants Purchase Assignment Agreement, dated as of September 18, 2015 (the “Private Warrants Purchase Agreement”), pursuant to which the Sponsor assigned to Capitol the right and obligation to purchase 233,750 of the Private Placement Warrants (or up to 260,000 Private Placement Warrants if the Over-allotment Option in connection with the Company’s Offering is exercised in full), simultaneously with the closing of the Offering at a purchase price of one dollar ($1.00) per Private Placement Warrant;

WHEREAS, pursuant to the Private Placement Warrants Purchase Agreement and the Private Warrants Purchase Agreement, in connection with the Offering (including the partial exercise by the underwriters of the Over-allotment Option in the Offering), Sponsor purchased 9,506,250 Private Placement Warrants and Capitol purchased 243,750 Private Placement Warrants; and

WHEREAS, on September 25, 2015, Boulevard Acquisition consummated an initial public offering of 35,000,000 units and on October 9, 2015 Boulevard Acquisition issued and sold an additional 2,000,000 units pursuant to the underwriters’ partial exercise of their over-allotment option (collectively, the “Offering”), each such unit comprised of one share of Boulevard Acquisition Common Stock (as defined below) and half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 18,500,000 warrants to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”).  Each whole Warrant entitled the holder thereof to purchase one share of Class A Common Stock of Boulevard Acquisition, par value $.0001 per share, (the “Boulevard Acquisition Common Stock”), for $11.50 per share, subject to adjustment as described herein; and

WHEREAS, Boulevard Acquisition has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-206077 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Boulevard Acquisition Common Stock included in the Units; and

WHEREAS, on [        ], 2017, the Company, Boulevard Acquisition and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Boulevard Acquisition assigned this Agreement to the Company and the Company assumed this Agreement from Boulevard Acquisition; and

WHEREAS, Boulevard Acquisition, the Company, Estre Ambiental S.A., sociedad anonima organized under the laws of Brazil (“Estre”) and [Merger Sub], a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) are parties to that certain Business Combination Agreement, dated as of August 15, 2017 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into Boulevard Acquisition with Boulevard Acquisition surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, the holders of Boulevard Acquisition Common Stock shall become holders of Ordinary Shares of [Newco], par value $[  ] per share (the “Ordinary Shares”); and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Business Combination Agreement), Warrants will no longer be exercisable for shares of Boulevard Acquisition Common Stock but instead will be exercisable (subject to the terms and conditions of this Agreement) for Ordinary Shares of the Company; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3          Reference to Ordinary Shares.  All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Ordinary Shares” of [Newco].

2.4          Detachability of Warrants.  Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined terms “Business Day” and “Over-allotment Option” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5          Duration of Warrants.  The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

3.             Miscellaneous Provisions.

3.1          Effectiveness of Warrant.  Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2          Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3          Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4          Applicable Law.  The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.

Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5          Examination of the Warrant Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6          Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.7          Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8          Entire Agreement.  This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

BOULEVARD ACQUISITION CORP. II

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]